SHARE PURCHASE AGREEMENT
DATED AS OF APRIL 28, 2014
BY AND AMONG
COLUMBIA SPORTSWEAR COMPANY,
PRANA LIVING, LLC,
THE SHAREHOLDERS OF PRANA LIVING, LLC
AND
STEELPOINT CAPITAL ADVISORS, LLC, AS THE SHAREHOLDER REPRESENTATIVE

i

TABLE OF CONTENTS (continued)
Page

ii

TABLE OF CONTENTS (continued)
Page

Exhibits and Schedules:
Exhibit A     Sellers
Exhibit B    Non-Compete Persons
Exhibit C    Escrow Agreement
Schedule WC
Disclosure Schedules

iii

SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 28, 2014, by and among Columbia Sportswear Company, an Oregon corporation (“Buyer”), prAna Living, LLC, a Delaware limited liability company (the “Company”), the shareholders of the Company listed on Exhibit A attached hereto (collectively, “Sellers”), and Steelpoint Capital Advisors, LLC, a Delaware limited liability company, solely in its capacity as representative of the Sellers (the “Shareholder Representative”). Buyer, the Company and Sellers are each referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, collectively, Sellers own one hundred percent (100%) of the issued and outstanding Shares (as defined below) of the Company;
WHEREAS, the Persons listed in Exhibit B have entered into non-compete agreements concurrently with the execution of this Agreement, which non-compete agreements become effective if and only if the Closing occurs; and
WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Shares of the Company upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.
Section 1
DEFINITIONS
“Actual Closing Date Net Cash” has the meaning set forth in Section 2.3(b)(i).
“Actual Closing Date Working Capital” has the meaning set forth in Section 2.3(b)(i).
“Adjustment Collar” means an amount equal to $500,000.
“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or under common control with, a specified person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.
“Agreement” has the meaning set forth in the introductory paragraph above.
“Allocation” has the meaning set forth in Section 2.8.
“Allocation Principles” has the meaning set forth in Section 2.8.
“Anti-Corruption Laws” means all Laws issued by a Governmental Authority that are designed or intended to address bribery or corruption (governmental or commercial), including Laws that prohibit the payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, government employee or commercial entity to obtain a business advantage, including, the U.S. Foreign Corrupt Practices Act of 1977 and all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Antitrust Authorities” has the meaning set forth in Section 5.8.
“Antitrust Laws” has the meaning set forth in Section 5.8.
“Balance Sheet Date” means March 29, 2014.
“Base Purchase Price” means $190,000,000.
“Business” means the Company’s business as conducted as of the Closing Date consisting of the marketing, retailing and wholesaling of active and lifestyle apparel, yoga-related and climbing accessories and related items.
“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in San Diego, California and New York, New York are not required to be open.
“Buyer” has the meaning set forth in the introductory paragraph above.
“Buyer’s Allocation Notice” has the meaning set forth in Section 2.8.
“Buyer Indemnitees” has the meaning set forth in Section 8.2(a).
“Buyer Tax Return” has the meaning set forth in Section 9.2(b).
“Cash” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents of the Company (including marketable securities and short-term investments) determined in accordance with GAAP as of immediately preceding the Closing.
“Certificate of Formation” means the Certificate of Formation of the Company, filed with the Secretary of State of the State of Delaware on January 18, 2009, as may be amended from time to time.
“Change of Control Payments” means all severance, change in control, stay-pay, bonus or other similar payments, if any, to any current or former employees, officers, directors or managers of the Company arising as a result of the transactions contemplated by this Agreement, together, without duplication, with any Taxes payable by the Company on a consolidated basis as a result of such payments.
“Closing” has the meaning set forth in Section 2.4.
“Closing Cash Adjustment” has the meaning set forth in Section 2.3(a)(ii).
“Closing Date” has the meaning set forth in Section 2.4.

“Closing Date Payment Amount” has the meaning set forth in Section 2.2(a).
“Closing Date Purchase Price” means the Base Purchase Price less the Indemnity Escrow Amount and Working Capital Escrow Amount.
“Closing Working Capital Statement” has the meaning set forth in Section 2.3(b)(i).
“Closing Net Cash Statement” has the meaning set forth in Section 2.3(b)(i).
“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.
“Company” has the meaning set forth in the introductory paragraph above.
“Company Assets” has the meaning set forth in Section 4.16(a).
“Company Equity Award” has the meaning set forth in Section 2.7.
“Company Intellectual Property” means any Intellectual Property that is owned by, or exclusively licensed to, the Company.
“Company Registered Intellectual Property” has the meaning set forth in Section 4.18(a).
“Confidential Information” means all information concerning the Business or operations of any of the Parties hereto, in oral, written, graphic or electronic form, including trade secrets concerning the business and affairs of a disclosing Party that is not generally available to the public.
“Confidentiality Agreement” means that certain Confidentiality Agreement dated December 19, 2013, executed by Robert W. Baird & Co. Incorporated (as agent for the Company) and Buyer.
“Contract” means any agreement, contract, lease, note, indenture, mortgage, loan, letter of credit, franchise agreement, covenant not to compete, employment agreement, license, consensual obligation or legally binding commitment, whether oral or written, and all amendments, supplements or modifications thereto.
“Controlled Group Liability” means any and all Liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 or 4971 of the Code, or (iv) as a result of failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
“Damages” means all damages, dues, penalties, fines, out-of-pocket costs, deficiencies, amounts paid in settlement, Liabilities, Taxes, Liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses; provided, however, that “Damages” shall in no event mean incidental or consequential damages.

“Disclosure Schedules” means the disclosure schedules delivered by Sellers in connection with Sections 3.1 and 4 of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 2.3(c)(iii).
“DOJ” means the Antitrust Division of the United States Department of Justice.
“Drag Along Holders” has the meaning set forth in Section 4.6(b).
“Drag Along Right” has the meaning set forth in Section 4.6(b).
“Employee Benefit Plans” has the meaning set forth in Section 4.11(a).
“Encumbrance” means any restriction on transfer (other than any restriction under state or federal securities Laws), Tax, Lien, option, warrant, purchase right, Contract, commitment, claim or demand.
“Entity” means any Person that is not a natural person.
“Environmental Law” means any Law, Permit or Order relating to (a) the protection, investigation or restoration of the environment, human health and safety as affected by the environment or natural resources, or (b) the handling, use, storage, treatment, manufacture, transportation, management, disposal, release or threatened release of any Hazardous Substance.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Escrow Agent” means Wells Fargo Bank, N.A. or another banking institution agreed to by the Parties and identified as the escrow agent in the Escrow Agreement.
“Escrow Agreement” means an escrow agreement to be executed at the Closing by Buyer, the Escrow Agent and the Shareholder Representative in the form attached hereto as Exhibit C with such changes as the Escrow Agent and the Parties reasonably agree.
“Estimated Closing Net Cash” means the good faith estimate of Cash less Indebtedness of the Company as of the Closing Date prepared by the Company and delivered to Buyer at least five (5) Business Days prior to the Closing Date in accordance with Section 2.3(a)(i).
“Estimated Closing Net Cash Statement” has the meaning set forth in Section 2.3(a)(i).
“Excluded Taxes” has the meaning set forth in Section 9.1(b).

“Final Allocation” has the meaning set forth in Section 2.8.
“Financial Statements” has the meaning set forth in Section 4.7.
“FTC” means the United States Federal Trade Commission.
“Fundamental Representations and Warranties” means the representations and warranties set forth in Sections 3.1 (Representations and Warranties of Sellers), 4.1 (Organization and Qualification), 4.2 (Authorization), 4.3 (Non-Contravention), 4.4 (Consents and Approvals), 4.5 (Capitalization of the Company), 4.12 (Brokers’ Fees and Commissions), 4.15 (Taxes), 4.16(a) (Title to Assets) and 4.23 (Affiliate Transactions).
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied as applied by the Company, or with respect to a date specific, as in effect as of such date.
“Governmental Authority” means any federal, state, local, municipal or foreign government, agency, political subdivision, governmental authority, regulatory or administrative authority, court, tribunal or judicial body or any arbitrator.
“Hazardous Substance” means any substance that is listed, classified or regulated as a “hazardous substance,” “hazardous material,” “hazardous chemical” or “hazardous waste” pursuant to any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest, (ii) the principal of and premium in respect of obligations evidenced by bonds, debentures, notes or other similar instruments, including accrued interest, (iii) negative balances in bank accounts, (iv) amounts in respect of checks, wire transfers, or ACH payments in transit, (v) any Indebtedness of another Person referred to in clauses (i) through (iv) guaranteed directly or indirectly, jointly or severally, in any manner and (vi) any costs, fees or other expenses arising from or in connection with the repayment, liquidation or termination of any Indebtedness referred to in clauses (i) through (v), including any prepayment, breakage, termination, penalty or similar costs, fees or expenses; provided, that for purposes of the calculation of Estimated Closing Net Cash and Net Cash, Indebtedness shall exclude lease obligations that would be reflected as a long-term obligation on a balance sheet prepared in accordance with GAAP.
“Indemnification Basket” has the meaning set forth in Section 8.2(b).
“Indemnification Cap” has the meaning set forth in Section 8.2(b).
“Indemnified Party” has the meaning set forth in Section 8.4(a).
“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Indemnity Escrow Account” has the meaning set forth in Section 2.2(b).
“Indemnity Escrow Amount” has the meaning set forth in Section 2.2(b).
“Independent Accountants” has the meaning set forth in Section 2.3(c)(iii).
“Intellectual Property” means all intellectual property and intellectual property rights, whether protected, created or arising under the Laws of the United States or a foreign jurisdiction, including: (i) all works of authorship including all copyrights and copyrightable works (whether registered or unregistered), and all applications, registrations, modifications and renewals thereof; (ii) all patents, patent applications, provisional applications, patent disclosures and invention disclosure statements, together with all reissuances, divisions, continuations, continuations-in-part, substitutes, extensions, modifications, renewals and reexaminations thereof, any confirmation patent, patent of addition and registration patent, as well as any foreign counterparts of any of the foregoing; (iii) all trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information; (iv) all trade names, fictional business names, trade dress rights, trademarks, slogans and service marks including all applications, registrations, modifications and renewals thereof and logos, including any Internet domain names, and applications therefor and the goodwill associated with the foregoing, together with all translations, adaptations, derivations and combinations and like intellectual property rights; (v) all industrial designs and any registrations and applications therefor; (vi) all databases and data collections and all rights therein; (vii) all moral and economic rights of authors and inventors, however denominated; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.
“Knowledge” means, with respect to the Company, the actual knowledge of Scott Kerslake, Michael Pogue, Jeffrey Theodosakis and Pamela Theodosakis, and the knowledge that such individuals should have after due inquiry.
“Law” means any domestic or foreign, federal, state or local statute, law, code, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Authority.
“Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, secured or unsecured, joint or several.
“Lien” means any mortgage, pledge, lien (statutory or otherwise), assessment, assignment, security interest, charge, levy, easement, right of way, right or option to purchase, preemptive right, claim or encumbrance of any kind (including any conditional sales or other title retention agreement, any lease in the nature thereof and any agreement to give any of the foregoing) and any option or other arrangement having the practical effect of any of the foregoing.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated May 29, 2009, as amended by the First Amendment to the Amended and Restated Limited Liability Company Agreement, dated April 25, 2014.
“Management Group” means Scott Kerslake, Michael Pogue, Arnout T’Kint, Linda Tanouye, Jeffrey Theodosakis and Pamela Theodosakis.
“Management Share Plan” shall mean the Management Share Plan of the Company, dated December 9, 2008.
“Majority-in-Interest of Sellers” means Sellers who collectively hold of record and beneficially own Shares representing a majority of the total number of Shares held of record and beneficially owned by all Sellers as set forth in Exhibit A.
“Material Adverse Effect” means any effect, event, change, condition, circumstance, development, occurrence or state of facts that is or would be materially adverse to the Business, assets, condition (financial or otherwise), operating results or operations of the Company, or to the ability of Sellers to timely consummate the transactions contemplated hereby (regardless of whether Buyer has knowledge of such effect or change on the date hereof), other than any adverse effect, event, change, condition, circumstance, development, occurrence or state of facts arising from or relating to (a) any material change in the United States or other foreign economies or securities or financial markets; (b) any material change that generally affects the industries in which the Company operates; (c) any material changes after the date of this Agreement in Law or accounting rules; (d) the public announcement of this Agreement, compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement, including, but not limited to, any loss of employees of the Company; (e) any failure by the Company to meet internal or Buyer’s forecasts or projections (provided that any underlying causes may be considered); and (f) any outbreak of hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date of this Agreement; provided that any adverse effects resulting from matters described in any of the foregoing clauses (a), (b), (c) or (f) may be taken into account in determining whether there is or has been a Material Adverse Effect to the extent that they have a disproportionate effect on the Company relative to other participants in the apparel industry.
“Net Cash” means, with respect to the Company, the cash of the Company less any Indebtedness of the Company as of the Closing Date.
“Net Working Capital” means, with respect to the Company, the current assets of the Company (excluding any Cash or Indebtedness) as of the end of the Closing Date that are included in the line item categories of current assets specifically identified on Schedule WC less the current liabilities of the Company as of the end of the Closing Date that are included in the line item categories of current liabilities specifically identified on Schedule WC, in each case, without duplication, and as determined in a manner consistent with the principles and methodologies used by the Company in the preparation of their financial statements.

“Order” means any order, award, injunction, writ, judgment, stipulation, decree or determination entered, issued, promulgated, made or rendered by or with any Governmental Authority.
“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past practice.
“Outside Date” has the meaning set forth in Section 10.1(e).
“Party” and “Parties” have the meaning set forth in the introductory paragraph above.
“Permit” means any material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company to own, lease and operate the Business as it is now conducted.
“Permitted Liens” means, with respect to either real property or personal property, (i) Liens for Taxes, assessments and similar governmental charges that are not yet due and payable, or if due (A) are not delinquent and are without penalty or interest or (B) are being contested in good faith by appropriate Proceedings and provision for the payment of all such Taxes has been made in the Financial Statements, (ii) mechanic’s, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business, if the underlying obligations are not past due, (iii) those Liens listed on Schedule 4.13(a), and (iv) Liens that do not materially interfere with the use or occupancy of the property.
“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization, joint venture, joint stock company or Governmental Authority.
“Post-Closing Adjustment” has the meaning set forth in Section 2.3(b)(ii).
“Post-Closing Cash Adjustment” has the meaning set forth in Section 2.3(b)(iii).
“Post-Closing Confidential Information” has the meaning set forth in Section 6.5.
“Post-Closing Straddle Period” has the meaning set forth in Section 9.1(a).
“Post-Closing Tax Period” means any Tax period that begins after the Closing Date, and with respect to a Straddle Period, the portion of such Straddle Period that begins the day after the Closing Date.
“Pre-Closing Straddle Period” has the meaning set forth in Section 9.1(a).
“Pre-Closing Tax Period” has the meaning set forth in Section 9.1(b).
“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit, foreign or domestic (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Government Authority or arbitrator.
“Pro Rata Share” means, with respect each Seller, the portion of the Purchase Price to which such Seller is entitled in accordance with the LLC Agreement relative to the total Purchase Price.
“Purchase Price” means the Base Purchase Price plus or minus the Total Net Cash Adjustment and the Post-Closing Adjustment.
“Real Property Leases” has the meaning set forth in Section 4.17.
“Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority, including any of the following: (i) issued patents and patent applications, (ii) trademark registrations, renewals and applications, (iii) copyright registrations and applications, and (iv) domain name registrations.
“Related Person” has the meaning set forth in Section 4.23.
“Release” or “Released” means the actual spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or disposing of barrels, containers and other closed receptacles containing any Hazardous Substance), whether intentional or unintentional, of any Hazardous Substance.
“Resolution Period” has the meaning set forth in Section 2.3(c)(ii).
“Review Period” has the meaning set forth in Section 2.3(c)(i).
“Rules” has the meaning set forth in Section 11.8(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Agent” means any directors, officers, employees, agents, advisors, representatives, investment and commercial bankers and affiliates (including attorneys, accountants, consultants and any representatives of such advisors) of any Seller.
“Seller Expenses” has the meaning set forth in Section 2.6(b).
“Seller Transaction Expenses” means, to the extent unpaid as of immediately prior to the Closing, without duplication, all expenses that are either (a) incurred by the Company in connection with the transactions contemplated hereby, including any payments due upon a change of control, or (b) incurred by any Seller in connection with the transactions contemplated hereby as to which the Company has (or would have as of or after the Closing) any liability or obligation, including, in each case, fees and expenses of any broker, finder, investment banker, attorney or accountant. For the avoidance of doubt, and notwithstanding anything to the contrary, fees and expenses of any attorney or accountant unrelated to the transactions contemplated hereby that were incurred in the Ordinary Course of Business, do not constitute Seller Transaction Expenses.
“Sellers” has the meaning set forth in the introductory paragraph above.
“Sellers’ Allocation” has the meaning set forth in Section 2.8.
“Seller Confidential Information” has the meaning set forth in Section 8.3(c).
“Seller Indemnitees” has the meaning set forth in Section 8.3(a).
“Sellers’ Entity-Level Tax Claim” has the meaning set forth in Section 9.6(b).
“Seller Entity-Level Tax Return” has the meaning set forth in Section 9.2(a).
“Sellers’ Tax Claim” has the meaning set forth in Section 9.6(b).
“Seller Tax Return” has the meaning set forth in Section 9.2(a).
“Series A-1 Preferred Share Purchase Agreement” means that certain Series A-1 Preferred Share Purchase Agreement dated as of May 29, 2009, between the Company and the purchasers listed on Exhibit C thereto.
“Shareholder Representative” has the meaning set forth in the introductory paragraph above.
“Shareholder Representative Expense Account” has the meaning set forth in Section 2.6(b).
“Shareholder Representative Expense Amount” has the meaning set forth in Section 2.6(b).
“Shareholder Representative Expenses” has the meaning set forth in Section 8.5.
“Shares” has the meaning given to such term in the LLC Agreement and represents all of the outstanding equity interests in the Company of any nature, including one hundred percent (100%) of the Shareholder’s rights to distributions (liquidating or otherwise), allocations of income, gains, losses and deductions for federal, state and local income tax purposes, information and all other rights, benefits and privileges enjoyed by Sellers pursuant to the terms of the LLC Agreement.
“Statement of Objections” has the meaning set forth in Section 2.3(c)(ii).
“Straddle Period” has the meaning set forth in Section 9.1(a).
“Straddle Period Returns” means the Tax Returns of the Company that are required to be filed for any Straddle Period.
“Straddle Period Non-Income Tax Returns” has the meaning set forth in Section 9.2(b).

“Straddle Period Tax Claim” has the meaning set forth in Section 9.6(c).
“Subsidiary” means any Person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person are owned, directly or indirectly, by another Person.
“Tangible Personal Property” means all furniture, fixtures, machinery, equipment, tools, computer hardware, supplies, materials and other items of tangible personal property (other than the Company’s inventory) of every kind owned or leased by the Company and used in connection with or necessary to the Business (wherever located and whether or not carried on the Company’s Seller’s books), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part of Tangible Personal Property and all maintenance records and other documents relating thereto.
“Target Net Working Capital” means $14,953,000.
“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge, custom or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Authority or payable under any tax-sharing agreement or any other Contract, as a successor or transferee, by operation of law, or otherwise.
“Tax Claim” has the meaning set forth in Section 9.6(a).
“Tax Dispute” has the meaning set forth in Section 9.9.
“Tax Proceeding” means any audit, dispute, examination, claim or other proceeding with respect to Taxes or Tax Returns.
“Tax Return” means all returns, statements, reports, elections, schedules, claims for refund, and forms (including estimated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof, that are required to be filed in the United States and the relevant jurisdictions other than the United States with respect to any Tax.
“Taxing Authority” means any federal, state, local or foreign Governmental Authority, body or authority responsible for the imposition of any Tax.
“Third-Party Claim” has the meaning set forth in Section 8.4(a).
“Top Customers” has the meaning set forth in Section 4.25(b).
“Total Net Cash Adjustment” means the aggregate sum of the Closing Cash Adjustment and the Post-Closing Cash Adjustment.

“Transaction Documents” means this Agreement, together with the Exhibits and Schedules (including the Disclosure Schedules) attached hereto and the Escrow Agreement.
“Transaction Tax Treatment” has the meaning set forth in Section 2.3(d).
“Transfer Taxes” has the meaning set forth in Section 9.7.
“Update Period” has the meaning set forth in Section 6.7(a).
“Working Capital Calculation Methodology” means the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s financial statements for the fiscal year ended December 28, 2013 and the Balance Sheet Date.
“Working Capital Escrow Account” has the meaning set forth in Section 2.2(c).
“Working Capital Escrow Amount” has the meaning set forth in Section 2.2(c).
“Written Request” means the written request referred to in Section 12.3 of the LLC Agreement, it being understood and agreed that with respect to any Shareholder (as defined in the LLC Agreement) that has executed this Agreement, this Agreement shall constitute Written Request.
Section 2
PURCHASE AND SALE OF COMPANY SHARES
2.1    Basic Transaction. On the terms and subject to the conditions of this Agreement, Sellers hereby agree to sell free and clear of all Encumbrances to Buyer or a designee of Buyer, and Buyer hereby agrees to purchase, or to cause a designee of Buyer to purchase, from Sellers, the Shares at the Closing for an amount equal to the Purchase Price. In the event that any Seller does not sell its Shares, such Shares are deemed to be sold to Buyer pursuant to the Drag Along Right.
2.2    Closing Date Payment Amounts. At the Closing, in consideration of receipt by Buyer, or a designee of Buyer, of 100% of the Shares free and clear of all Encumbrances:
(a)    Buyer shall pay, or shall cause a designee of Buyer to pay, to the Shareholder Representative (for the benefit of Sellers) an aggregate amount equal to the Closing Date Purchase Price as adjusted by the Closing Cash Adjustment (the “Closing Date Payment Amount”). The Closing Date Payment Amount shall be paid in cash by wire transfer to the account(s) designated by the Shareholder Representative.
(b)    Buyer shall pay, or cause a designee of Buyer to pay, $15,000,000 (the “Indemnity Escrow Amount”) to the Escrow Agent by wire transfer of immediately available funds for the Escrow Agent to hold in an account (the “Indemnity Escrow Account”) and disburse solely in accordance with the terms of this Agreement and the Escrow Agreement.

(c)    Buyer shall pay, or cause a designee of Buyer to pay, $2,000,000 (the “Working Capital Escrow Amount”) to the Escrow Agent by wire transfer of immediately available funds for the Escrow Agent to hold in an account (the “Working Capital Escrow Account”) and disburse solely in accordance with the terms of this Agreement and the Escrow Agreement.
(d)    Shareholder Representative shall pay all Seller Transaction Expenses then due and payable from the Closing Date Payment Amount and shall set aside (by adding to the Shareholder Representative Expense Amount) an amount no less than the anticipated Seller Transaction Expenses not paid at the Closing. Sellers, and not the Company or Buyer, shall be solely responsible for all Seller Transaction Expenses. Any Seller Transaction Expenses not paid at Closing shall be paid by Sellers, first out of the Shareholder Representative Expense Amount and second directly by Sellers. In the event of a breach of the foregoing obligation, Buyer may, in its sole discretion, (i) pay any such amounts and Sellers shall promptly reimburse Buyer for any such payment, or (ii) withdraw such funds as may be necessary to pay the Shareholder Transaction Expenses from the Working Capital Escrow Account or the Indemnity Escrow Account (and any amounts so withdrawn from the Indemnity Escrow Account shall not be counted in determining whether the Indemnification Cap has been met or exceeded) (and, if requested by Buyer, the Shareholder Representative shall cooperate with Buyer to provide a joint written instruction to the Escrow Agent in furtherance of the foregoing). Payment by Buyer of any Seller Transaction Expenses shall not relieve Sellers of any liability for such payments or of their obligation to reimburse Buyer.
(e)    For all purposes under this Agreement, Buyer and, from and after the Closing, the Company, shall have no liability or obligation to any Seller with respect to the any amounts paid by Buyer in accordance with this Agreement to the Shareholder Representative, to the Escrow Agent or to Persons entitled to receive payment of Seller Transaction Expenses and, without limitation, shall have no liability or obligation relating to the allocation among or distribution to Sellers of any such amounts by the Shareholder Representative. Sellers shall not have, and hereby disclaim, any claim or rights as against Buyer with respect thereto and after the Closing Date shall look only to the Shareholder Representative for any payments required to be made under this Agreement or the LLC Agreement.
2.3    Calculation of Closing Net Cash.
(i)    At least three (3) Business Days before the anticipated Closing Date, the Company shall have prepared and delivered to Buyer a statement setting forth the Estimated Closing Net Cash, which statement shall contain a calculation of the Estimated Closing Net Cash (the “Estimated Closing Net Cash Statement”). Prior to the Closing, Buyer and the Shareholder Representative shall consult with each other and negotiate in good faith to resolve any disputes over the Estimated Closing Net Cash Statement. The amount so agreed following such negotiations shall be the Closing Cash Adjustment for purposes of the Closing (but without prejudice to any rights of the Parties or the Shareholder Representative hereunder with respect to the calculation of Actual Closing Date Net Cash).
(ii)    The “Closing Cash Adjustment,” which may be positive or negative, shall be an amount equal to the difference between the Estimated Closing Net Cash and zero. If the Closing Cash Adjustment is a positive number, the Base Purchase Price shall be increased by the amount of the Closing Cash Adjustment. If the Closing Cash Adjustment is a negative number, the Base Purchase Price shall be reduced by the amount of the Closing Cash Adjustment.
(iii)    In calculating the amount of Cash of the Company as of the Closing Date for purposes of the Estimated Closing Net Cash Statement and the Closing Net Cash Statement, any cash or cash equivalents denominated in foreign currencies shall be converted into U.S. dollars using the corresponding bank’s spot rate at the end of the Business Day prior to the Closing Date.
(b)    Post-Closing Adjustment.
(i)    Within thirty (30) days after the Closing Date, Buyer shall prepare and deliver to the Shareholder Representative (A) a statement setting forth its calculation of Net Working Capital as of the Closing Date (the “Closing Working Capital Statement”), which statement shall contain a calculation of actual Net Working Capital as of the Closing Date (the “Actual Closing Date Working Capital”), calculated in a manner consistent with the Working Capital Calculation Methodology and (B) a statement setting forth its calculation of Net Cash as of the Closing Date (the “Closing Net Cash Statement”) which statement shall contain a calculation of actual Net Cash as of the Closing Date (the “Actual Closing Date Net Cash”), and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in a manner consistent with the Working Capital Calculation Methodology.
(ii)    The post-closing working capital adjustment, which may be positive or negative, shall be an amount equal to the Actual Closing Date Working Capital minus the Target Net Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a number, whether positive or negative, equal to or less than the Adjustment Collar, no payment shall be made by either Buyer or Sellers under this Section 2.3(b). If the Post-Closing Adjustment is a positive number greater than the Adjustment Collar, Buyer shall pay, or cause a designee of Buyer to pay, the amount of the Post-Closing Adjustment that is greater than the Adjustment Collar to the account(s) designated by the Shareholder Representative (for the benefit of Sellers) in the manner set forth in Section 2.2(a). If the Post-Closing Adjustment is a negative number, the absolute value of which is greater than the Adjustment Collar but less than or equal to the Working Capital Escrow Amount, Buyer and the Shareholder Representative shall provide a joint written instruction to the Escrow Agent to release to Buyer from the Working Capital Escrow Account the amount of the Post-Closing Adjustment that is greater than the Adjustment Collar. If the Post-Closing Adjustment is a negative number, the absolute value of which is greater than the absolute value of the sum of the Adjustment Collar and the Working Capital Escrow Amount, Buyer and the Shareholder Representative shall provide a joint written instruction to the Escrow Agent to (A) release to Buyer from the Working Capital Escrow Account the amount of the Post-Closing Adjustment that is greater than the Adjustment Collar, to the extent contained in the Working Capital Escrow Account, and (B) release to Buyer from the Indemnity Escrow Account an amount equal to the difference of (1) the amount of the Post-Closing Adjustment that is greater than the Adjustment Collar less (2) the amount released to Buyer pursuant to clause (A) immediately above.
(iii)    The post-closing cash adjustment, which may be positive or negative, shall be an amount equal to the Actual Closing Date Net Cash minus the Estimated Closing Net

Cash (the “Post-Closing Cash Adjustment”). If the Post-Closing Cash Adjustment is a positive number, Buyer shall pay, or cause a designee of Buyer to pay, the full amount of the Post-Closing Cash Adjustment to the account(s) designated by the Shareholder Representative (for the benefit of Sellers) in the manner set forth in Section 2.2(a). If the Post-Closing Cash Adjustment is a negative number, the absolute value of which is less than or equal to the Working Capital Escrow Amount, Buyer and the Shareholder Representative shall provide a joint written instruction to the Escrow Agent to release to Buyer from the Working Capital Escrow Account the full amount of the Post-Closing Cash Adjustment. If the Post-Closing Cash Adjustment is a negative number, the absolute value of which is greater than the Working Capital Escrow Amount, (A) Buyer and the Shareholder Representative shall provide a joint written instruction to the Escrow Agent to release to Buyer from the Working Capital Escrow Account the amount of the Post-Closing Cash Adjustment, to the extent contained in the Working Capital Escrow Account, and (B) Sellers, on a Pro Rata Share basis, shall pay to Buyer in accordance with Section 2.3(c)(vi) an amount equal to difference of (1) the full amount of the Post-Closing Cash Adjustment less (2) the amount released to Buyer pursuant to clause (A) immediately above.
(c)    Examination and Review of Closing Working Capital Statement and the Closing Net Cash Statement.
(i)    Examination. After receipt of the Closing Working Capital Statement and the Closing Net Cash Statement, the Shareholder Representative shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement and the Closing Net Cash Statement. During the Review Period, the Shareholder Representative and its representatives shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or its representatives to the extent that they relate to the Closing Working Capital Statement or the Closing Net Cash Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement and the Closing Net Cash Statement as the Shareholder Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and the Closing Net Cash Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.
(ii)    Objection. On or prior to the last day of the Review Period, the Shareholder Representative may object to the Closing Working Capital Statement or the Closing Net Cash Statement by delivering to Buyer a written statement setting forth the Shareholder Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Shareholder Representative’s disagreement therewith (the “Statement of Objections”). If the Shareholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement and/or the Closing Net Cash Statement and the Post-Closing Cash Adjustment, as the case may be, reflected in the Closing Net Cash Statement shall be deemed to have been accepted by the Shareholder Representative. If the Shareholder Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Shareholder Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution

Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement and/or the Post-Closing Cash Adjustment and the Closing Net Cash Statement with such changes as may have been previously agreed in writing by Buyer and the Shareholder Representative, shall be final and binding.
(iii)    Resolution of Disputes. If the Shareholder Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to a mutually acceptable and impartial nationally recognized firm of independent certified public accountants other than the Shareholder Representative’s accountants or Buyer’s accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Post-Closing Cash Adjustment, as the case may be, and the Closing Working Capital Statement and the Closing Net Cash Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and/or the Closing Net Cash Statement, as the case may be, and the Statement of Objections, respectively.
(iv)    Fees of the Independent Accountants. Sellers, on the one hand, and Buyer on the other hand, shall each bear their proportionate percentage of the costs of the Independent Accountants fees and expenses if such fees are occasioned under this Agreement based upon the percentage which the portion of the disputes not awarded to each party bears to the amount actually contested by such party. Any amounts due by Sellers pursuant to this Section 2.3(c)(iv) are to be paid to Buyer first from funds available in the Shareholder Representative Expense Account by release out of cash to the Shareholder Representative and second, in the event that the funds in the Shareholder Representative Expense Account are not sufficient to cover the Independent Accountant fees, by and from Sellers (severally and not jointly); provided that, with respect to any amounts due from Sellers, Buyer, in its sole discretion, may withdraw such funds from the Working Capital Escrow Account or the Indemnity Escrow Account (and, if requested by Buyer, the Shareholder Representative shall cooperate with Buyer to provide a joint written instruction to the Escrow Agent in furtherance of the foregoing), and any amounts thereafter received from Sellers (up to the amount withdrawn) shall be redeposited to the Working Capital Escrow Account or the Indemnity Escrow Account (and any amounts so withdrawn from the Indemnity Escrow Account but later redeposited to the Indemnity Escrow Account shall not be counted in determining whether the Indemnification Cap has been met or exceeded).
(v)    Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties.

(vi)    Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment and Post-Closing Cash Adjustment shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 2.3(c)(iii) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or the Shareholder Representative, as the case may be.
(d)    Tax Treatment.
(i)    For the avoidance of doubt, any payments made pursuant to this Section 2.3 or made to Sellers pursuant to the Escrow Agreement shall be treated by the Parties as an adjustment to the purchase price for Tax purposes, except to the extent treated as interest for Tax purposes as described in Section 2.3(d)(iii) hereof or unless otherwise required by Law.
(ii)    Sellers and Buyer agree to treat the purchase of the Shares in accordance with, and as covered by, Revenue Ruling 99-6, 1999-1 C.B. 423 (Situation 2) (the “Transaction Tax Treatment”).
(iii)    The Shareholder Representative and Buyer shall cooperate in calculating the portion of any release of funds from the Indemnity Escrow Account to Sellers subsequent to December 31, 2014 that constitutes interest for U.S. federal income tax purposes by applying the short-term applicable federal rate, as determined by Code Section 1274(d), for interest compounding annually or as otherwise required by Law.
(iv)    The Parties shall not (and shall cause their respective Affiliates not to) take any position in any Tax Proceeding or Tax Return that is inconsistent with Section 2.3(d) of this Agreement (including, for the avoidance of doubt, the Transaction Tax Treatment) except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local, or foreign Law).
2.4    Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) at the offices of the Company no later than three (3) Business Days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement set forth in Section 7 (other than conditions with respect to actions the Parties will take at the closing itself) or at such other time or at such other place as Shareholder Representative and Buyer may mutually agree upon in writing (the “Closing Date”). From and after the Closing, Sellers shall have no further rights or obligations under the LLC Agreement.
2.5    Deliveries at Closing. At the Closing, (a) Sellers will deliver to Buyer the various certificates, instruments and documents referred to in Section 7.1, (b) Buyer will deliver to Sellers the various certificates, instruments and documents referred to in Section 7.2, (c) Sellers will deliver to Buyer original certificates representing the Shares, endorsed in blank or accompanied by duly executed assignment documents, and (d) Buyer will deliver to the Shareholder Representative the Closing Date Payment Amount calculated in accordance with Section 2.2).

2.6    Distribution to Sellers; Shareholder Representative Expense Amount; Escrow.
(a)    Subject to Section 2.6(b), promptly after the Closing, Shareholder Representative shall distribute to Sellers the Closing Date Payment Amount in accordance with the LLC Agreement.
(b)    Shareholder Representative shall withhold $500,000 (the “Shareholder Representative Expense Amount”) from the Closing Date Payment Amount otherwise distributable to Sellers in accordance with the LLC Agreement, for the purposes of paying fees and satisfying expenses of the Shareholder Representative incurred in connection with the discharge of its duties under this Agreement, including the costs and expenses incurred by the Shareholder Representative in defending against any claim for indemnification made by Buyer under this Agreement (the “Seller Expenses”) in accordance with a separate Shareholder Representative Agreement, to be entered into on or before the Closing Date among the Shareholder Representative and Sellers. The Shareholder Representative will hold the Shareholder Representative Expense Amount in an account separate from his personal funds (the “Shareholder Representative Expense Account”), will not use these funds for any purpose other than as set forth in this Agreement, and will not voluntarily make these funds available to his creditors in the event of bankruptcy. Subject to Section 11.8(c), in no event shall Buyer be liable to Sellers or Shareholder Representative for, or otherwise obligated to pay or reimburse, any Seller Expenses or any portion of the Shareholder Representative Expense Amount upon payment of the Closing Date Payment Amount.
(c)    For all purposes under this Agreement, Buyer and, from and after the Closing, the Company shall have no liability or obligation to any Seller with respect to any amounts paid by Buyer in accordance with this Agreement to the Shareholder Representative, to the Escrow Agent or to persons entitled to receive payment of Seller Transaction Expenses and, without limitation, shall have no liability or obligation relating to the allocation among or distribution to Sellers of any such amounts by the Shareholder Representative, and Sellers shall not have, and hereby disclaim, any claim or rights as against Buyer with respect thereto. Buyer and, from and after the Closing, the Company shall have no liability or obligation to any person for any Seller Transaction Expense other than any such expenses identified to Buyer prior to Closing and taken into account when determining the Base Purchase Price in connection with determining the Closing Date Payment Amount.
2.7    Treatment of Company Equity Awards. Each equity award granted under the Management Share Plan (each a “Company Equity Award”) that is outstanding as of the Closing, whether vested or unvested shall, immediately prior to the Closing, to the extent not fully vested, be fully accelerated so as be fully vested (without regard to the satisfaction of any performance condition, vesting or other lapse restriction) and cancelled and converted into the right receive a portion of the Purchase Price in accordance with Section 2.6. Prior to the Closing Date, the Company shall take all actions necessary to terminate the Management Share Plan and each Company Equity Award outstanding thereunder effective as of the Closing and to effectuate the actions contemplated by this Section 2.7. For all purposes under this Agreement, Buyer and, from and after the Closing, the Company, shall have no liability or obligation to any holder of any Company Equity Award with respect to any amounts due to such holder in consideration of the cancellation of such Company Equity Award in accordance with this Section 2.7.
2.8    Allocation of Purchase Price. Buyer and Sellers shall allocate any amounts treated as consideration for U.S. federal income tax purposes among the assets of the Company (the “Allocation”) in the manner required by Code Section 1060 and the Treasury Regulations Section 1.1060-1(c) as follows: (i) to the Company’s Tangible Personal Property based on the Company’s adjusted tax basis; (ii) to the Company’s (a) inventory; (b) accounts receivable; (c) Cash; and (d) any other short term assets, based on the Company’s net book value as illustrated on the Company’s Financial Statements as of the Balance Sheet Date; and (iii) to all of the Company’s intangible assets, based on the residual value of such assets (the “Allocation Principles”). Within one hundred eighty (180) days after the Closing Date, the Shareholder Representative shall deliver to Buyer a draft IRS Form 8594 prepared in a manner consistent with the Allocation Principles (“Sellers’ Allocation”). The Buyer shall have the right to review the Sellers’ Allocation and, if Buyer disagrees with Sellers’ Allocation, Buyer may, within thirty (30) days after delivery of Sellers’ Allocation, deliver a written notice (“Buyer’s Allocation Notice”) to the Shareholder Representative to such effect, specifying those items as to which Buyer disagrees and setting forth the Buyer’s proposed Allocation. If Buyer’s Allocation Notice is duly and timely delivered, Buyer and the Shareholder Representative shall use their reasonable best efforts to reach agreement on the disputed items or amounts, if any. If Buyer and the Shareholder Representative are unable to reach such agreement within twenty (20) days after delivery of Buyer’s Allocation Notice, they shall promptly cause the Independent Accountants to resolve any remaining disagreement. Any Allocation determined pursuant to the decision of the Independent Accountants shall incorporate, reflect, and be consistent with the Allocation Principles. Sellers’ Allocation if no Buyer’s Allocation Notice is timely delivered, as adjusted pursuant to any agreement between the Shareholder Representative and Buyer and/or pursuant to any resolution of the Independent Accountants (the “Final Allocation”) shall be final and binding on all Parties. Any fees and expenses of the Independent Accountants shall be borne equally by Buyer, on the one hand, and by Sellers, on the other hand. Any payments treated as an adjustment to the Purchase Price pursuant to Section 2.3(d)(i) or Section 8.6 shall be allocated among the assets of the Company in accordance with the Allocation Principles and the Final Allocation (and the Final Allocation shall be adjusted accordingly). The Parties shall not (and shall cause their respective Affiliates not to) take any position in any Tax Proceeding inconsistent with the Final Allocation, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).
2.9    Withholding. Buyer and the Company shall be entitled to deduct and withhold from any amounts otherwise payable by Buyer or the Company pursuant to this Agreement such amounts as Buyer or the Company is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax Law. Buyer shall notify the Shareholder Representative prior to making such deduction and withholding and shall consider in good faith any legal interpretation or additional information provided by the Shareholder Representative to Buyer that may alleviate the Tax Law requirement to deduct and withhold from the amounts otherwise payable. Between the date hereof and the Closing Date, the parties agree to cooperate in good faith with respect to any deduction or withholding that may be required with respect to amounts otherwise payable pursuant to this Agreement. To the extent that any amounts are so deducted and withheld by Buyer or the Company and are remitted to the appropriate Governmental Authority in accordance with applicable Law, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
Section 3
REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION
3.1    Representations and Warranties of Sellers. Except as set forth in the Schedules delivered to Buyer in connection with this Agreement, each Seller, severally and not jointly, hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:
(f)    Organization of Seller. If such Seller is a natural person, such Seller has the legal capacity and full right and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated by this Agreement. If such Seller is an Entity, such Seller (a) is duly organized, validly existing and in good standing under the laws of the state of its organization and (b) has the requisite organizational power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated by this Agreement.
(g)    Authorization of Transaction. If such Seller is an Entity, the execution, delivery and performance of the Transaction Documents by such Seller has been duly authorized and approved by all necessary organizational action of such Seller. The Transaction Documents have been duly and validly executed and delivered by such Seller and, assuming the due and valid authorization, execution and delivery by the other Parties, constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.
(h)    Non-Contravention. None of the execution and delivery of the Transaction Documents by such Seller, the performance by such Seller of its obligations hereunder or the consummation by such Seller of the transactions contemplated by this Agreement will (a) if such Seller is an Entity, violate, conflict with or result in any breach of any provision of the charter documents of such Seller, (b) violate or result in a violation or breach (with or without due notice or lapse of time or both) of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease or agreement to which such Seller is a party, or (c) violate any Law or Order applicable to such Seller except such violations which, individually or in the aggregate, are not, or are not reasonably likely to have, a Material Adverse Effect.
(i)    Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent or approval of any Governmental Authority or other Person is necessary for the consummation by such Seller of the transactions contemplated by this Agreement other than (a) compliance with the HSR Act, (b) requirements of federal and securities laws, (c) those that have already been obtained and have been provided to Buyer prior to the date hereof, and (d) consents, regulations, approvals, authorizations, permits, filings or notifications which, individually or in the aggregate, are not, or are not reasonably likely to have, a Material Adverse Effect.
(j)    Brokers’ Fees and Commissions. Such Seller has not employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement.
(k)    Litigation. There are no Proceedings pending or threatened by or against such Seller that would, or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement to be consummated by such Seller or have a Material Adverse Effect.
(l)    Shares. Such Seller has good and valid title to, holds of record and owns beneficially the number of Shares as set forth in Exhibit A free and clear of, and at the Closing such Seller shall transfer to Buyer such Shares free and clear of, any Encumbrances. Such Seller is not a party to any option, warrant, purchase right, or other Contract or commitment (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any Shares. Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Shares.
3.2    Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers and the Company as of the date of this Agreement and as of the Closing Date as follows:
(e)    Organization of Buyer. Buyer is a corporation duly incorporated, validly existing under the laws of Oregon, and active on the records of the Corporation Division of the Secretary of State of the State of Oregon, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted.
(f)    Authorization of Transaction. The execution, delivery and performance of the Transaction Documents by Buyer has been duly authorized and approved by all necessary corporate action of Buyer. The Transaction Documents have been duly and validly executed and delivered by Buyer, and, assuming the due and valid authorization, execution and delivery by the other Parties, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.
(g)    Non-Contravention. None of the execution and delivery of the Transaction Documents by Buyer, the performance by Buyer of its obligations hereunder or the consummation by Buyer of the transactions contemplated by this Agreement will (a) violate, conflict with or result in any breach of any provision of the charter documents of Buyer, (b) violate or result in a violation or breach (with or without due notice or lapse of time or both) of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease or agreement to which Buyer is a party or (c) violate any Law or Order applicable to Buyer.
(h)    Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent or approval of any Governmental Authority or other Person is necessary for the consummation by Buyer of the transactions contemplated by this Agreement other than (a) compliance with the HSR Act, (b) requirements of federal and securities laws, (c) those that have already been obtained and have been provided to Sellers prior to the date hereof, and (d) consents, regulations, approvals, authorizations, permits, filings or notifications which, individually or in the aggregate, are not, or are not reasonably likely to have, a Material Adverse Effect.
(i)    Brokers’ Fees and Commissions. Except for J.P. Morgan, the fees of which will be paid by Buyer, Buyer has not employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement.
(j)    Litigation. There are no Proceedings pending or threatened by or against Buyer that would, or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.
(k)    Purchase for Investment. Buyer is acquiring the Shares for its own account for investment purposes, not as a nominee or agent, and not with a view to the distribution of the Shares. Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and is able to bear the economic risk of its investment in the Shares. Buyer understands that the transfer of the Shares to it will not be registered under the Securities Act on the ground that such transfer will be exempt from registration under the Securities Act, and that Sellers’ and the Company’s reliance on such exemption is based on Buyer’s representations and warranties set forth in this Section 3.2. Buyer is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. Buyer will not, directly or indirectly, dispose of the Shares except in compliance with applicable federal and state securities Laws.
(l)    Adequate Capital. Buyer has, and will have at the Closing, cash funds in sufficient amounts to fulfill its payment obligations under Section 2.
(m)    Receipt of Information. Buyer has had an opportunity to ask questions and receive answers from Sellers and the Company regarding the terms and conditions of the transfer of the Shares to Buyer hereunder and the business, properties, prospects and financial condition of the Company and to obtain any additional information requested and, subject to the accuracy of the representations and warranties of Sellers and concerning the Company set forth in Section 3.1 and Section 4, respectively, has received and considered all information Buyer deems relevant to make an informed decision to purchase the Shares. Neither such inquiries nor any other investigation conducted by or on behalf of Buyer shall modify, amend or affect Buyer’s right to rely on the representations and warranties of Sellers and concerning the Company set forth in Section 3.1 and Section 4, respectively.

(n)    Non-Reliance. Notwithstanding anything to the contrary contained in this Agreement or otherwise, Buyer acknowledges and agrees that, except as expressly set forth in Sections 3.1 and 4, neither any Seller nor the Company has made or is making any representations or warranties whatsoever, express or implied, including any implied representation or warranty as to the accuracy or completeness of any information regarding Sellers and the Company furnished or made available to Buyer or any of its Affiliates or representatives, and any such representation or warranty is hereby disclaimed. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, or budgets or, except as expressly set forth in Section 4, any other prospective information, or any other information or documents (financial or otherwise), that may have been made available to Buyer or any of its Affiliates or representatives.
Section 4
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
Except as set forth in the Disclosure Schedules delivered to Buyer in connection with this Agreement, Sellers, jointly to the extent of the Indemnity Escrow Amount, and severally for any amounts in excess thereof, hereby represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date as follows:
4.1    Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite limited liability company power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing in every jurisdiction where the nature of the business conducted by it or the properties owned or leased by it requires qualification, except where the failure to be so qualified is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.
4.2    Authorization. The Company has full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by the Company’s Board of Directors. No other limited liability company action on the part of the Company is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery by the other Parties, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.
4.3    Non-Contravention. Except as set forth in Schedule 4.3, none of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement will (a) violate, conflict with or result in any breach of any provision of the Certificate of Formation or the LLC Agreement, (b) violate or result in a violation or breach (with or without due notice or lapse of time or both) of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease or agreement to which the Company is a party or (c) violate any Law or Order applicable to the Company except, in the cases of clauses (b) or (c) such violations which, individually or in the aggregate, are not, or are not reasonably likely to have, a Material Adverse Effect.
4.4    Consents and Approvals. Except as set forth in Schedule 4.4, no filing or registration with, no notice to and no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement other than (a) compliance with the HSR Act, (b) requirements of federal and securities laws, (c) those that have already been obtained and have been provided to Buyer prior to the date hereof, and (d) consents, regulations, approvals, authorizations, permits, filings or notifications which, individually or in the aggregate, are not, or are not reasonably likely to have, a Material Adverse Effect.
4.5    Capitalization of the Company. The authorized equity of the Company consists of 15,524,706 Shares, of which, as of the date of this Agreement, (i) 4,390,073 Shares are outstanding and designated as Common Shares, (ii) 7,306,669 Shares are outstanding and designated as Series A Preferred Shares, (iii) 16,054 Shares are outstanding and designated as Series A-1 Preferred Shares, (iv) 67,964 Shares are reserved for issuance as Common Shares pursuant to the Management Share Plan, (v) 1,600,000 Shares are reserved for issuance as Series A-1 Preferred Shares in accordance with the Series A-1 Preferred Share Purchase Agreement, (vi) 143,946 Shares are reserved for issuance as Series A-1 Preferred Shares upon exercise of Warrants to Purchase Series A-1 Preferred Shares issued to the purchasers listed on Exhibit A to the Series A-1 Preferred Share Purchase Agreement, and (vii) 2,000,000 Shares are reserved for issuance as Series A-1 Preferred Shares as may be authorized by the Company’s Board of Directors from time to time. Schedule 4.5 sets forth a true and complete list, as of the date of this Agreement, of (A) each outstanding Company Equity Award, (B) the name of the Company Equity Award holder, and (C) the number of Shares underlying each Company Equity Award. All of the issued and outstanding Shares, as of the date hereof and as of Closing, have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. All options, warrants (including warrants described in this Section 4.5), calls, subscriptions, conversion or other rights, agreements or commitments obligating the Company to issue any additional equity interests or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any equity interests of the Company shall be exercised or terminated prior to the Closing Date and as of the Closing there shall be no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating the Company to issue any additional equity interests or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any equity interests of the Company of any kind and there will be no equity interests of the Company outstanding other than the Shares. Other than as described in this Section 4.5, there are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating the Company to issue any additional equity interests or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any equity interests of the Company. Upon the Closing, Buyer shall own 100% of the Shares.
4.6    Drag-Along; Subsidiaries and Equity Investments.
(a)    Sellers agree that the Closing Date Payment Amount, Post-Closing Adjustment, Post-Closing Cash Adjustment and any funds due to Seller from the Indemnity Escrow Account and the Working Capital Escrow Account shall be distributed by the Shareholder Representative in accordance with the LLC Agreement.
(b)    The drag-along right set forth in Section 12.3 of the LLC Agreement (the “Drag Along Right”) is in full force and effect and applicable to the transactions contemplated by this Agreement. The holders of Shares representing at least 51% of the outstanding Shares (the “Drag Along Holders”) have exercised the drag-along right and have complied with all terms applicable to the Drag Along Right as set forth in the LLC Agreement other than making the Written Request to Shareholders (as such term is defined in the LLC Agreement) who are not Drag Along Holders (who are deemed to have been provided Written Request by virtue of executing this Agreement). Upon sending the Written Request, no further action is required on the part of the Drag Along Holders to transfer 100% of the Shares to Buyer. By exercising the Drag Along Right, the Drag Along Holders will convey 100% of the Shares to Buyer, regardless of whether all Sellers execute this Agreement or deliver such Sellers’ Shares at the Closing.
(c)    The Company has no Subsidiaries nor any direct or indirect equity ownership in any other Person.
4.7    Financial Statements. The Company has delivered or made available to Buyer true and complete copies of the audited balance sheets of the Company as of December 31, 2011, December 29, 2012 and December 28, 2013; the related audited statements of operations, members’ equity and cash flows for the fiscal year ended December 31, 2011; the related audited statements of income, members’ equity, and cash flows for each of the fiscal years ended December 29, 2012 and December 28, 2013; and the unaudited balance sheet of the Company as of the Balance Sheet Date and the related unaudited statements of income, members’ equity, and cash flows for the 3-month period ending March 29, 2014 (collectively, the “Financial Statements”). The Financial Statements (i) were prepared in accordance with GAAP throughout the periods covered thereby, except as otherwise noted thereon or disclosed in Schedule 4.7, and (ii) present fairly in all material respects the financial position and results of operations of the Company as of such dates and for the periods then ended.
4.8    Absence of Undisclosed Liabilities. The Company has no Liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP and no Knowledge of any contingent Liabilities, other than Liabilities (a) provided for or reserved against in the Financial Statements, (b) arising after the Balance Sheet Date in the Ordinary Course of Business, (c) which are not material to the Company, or (d) disclosed in Schedule 4.8. The Company has no Indebtedness for borrowed money, nor has the Company guaranteed or become responsible for any Indebtedness for borrowed money of any other Person.

4.9    Absence of Certain Changes. Since December 28, 2013, the Company has operated in the Ordinary Course of Business. Except as disclosed on Schedule 4.9, since the Balance Sheet Date, the Company has not:
(a)    waived or released any rights of material value except in the Ordinary Course of Business;
(b)    transferred or granted any material rights under any Contracts, concessions, intangible assets, or registrations or licenses thereof or applications therefor other than in the Ordinary Course of Business;
(c)    suffered any Material Adverse Effect or experienced any other effect, event, change, condition, circumstance, development, occurrence or state of facts which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;
(d)    amended the Certificate of Formation or LLC Agreement;
(e)    suffered a labor strike, work stoppage, slowdown or other material labor dispute; or
(f)    prior to the date hereof, taken any action that, if taken after the date hereof, would be a violation of Section 5.3 (other than clauses (h), (i) and (o) therein).
4.10    Labor and Employment Matters.
(a)    The Company is in compliance in all material respects with applicable Laws relating to the employment of the Company’s employees, including, without limitation, Title VII of the Federal Civil Rights Act of 1964, as amended, and those relating to hours, wages, collective bargaining, hiring, promotion, demotion and termination.
(b)    Neither the Company’s execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will (i) result in any current or former employee or director of the Company becoming entitled to any payment or benefit from (or result in the funding of any such payment or benefit by) the Company, (ii) increase or otherwise enhance any benefits otherwise payable by the Company, or (iii) result in the acceleration of time of payment or vesting, or an increase in the amount of any compensation due to any current or former employee or director of the Company.
(c)    Except as set forth in Schedule 4.10(c), the Company is not responsible for the payment of any Change of Control Payments to any current or former employees, officers, directors or managers of the Company, and the employment of each employee of the Company is terminable “at will” without the payment of any severance or other benefits. To the Company’s Knowledge, no executive officer or senior manager of the Company has notified the Company of a present intention to terminate his or her employment.
(d)    The Company is not a party to any collective bargaining agreement or relationship with any labor organization, and no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition within the past three (3) years. To the Company’s Knowledge, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists. No labor strike, work stoppage, slowdown or other material labor dispute has occurred, and none is underway or, to the Company’s Knowledge, threatened.
4.11    Employee Benefit Plans.
(a)    The Company has delivered or made available to Buyer copies of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and each written employment, severance, retention, termination, consulting or retirement Contract, and each bonus or other incentive compensation, Share purchase option, Share award or other equity-based compensation, or vacation plan or policy (other than any governmental program), and any related trust, as to which the Company has any Liability (collectively, “Employee Benefit Plans”). Copies of the following documents with respect to each of the Employee Benefit Plans have been delivered or made available to Buyer by the Company: (i) the Employee Benefit Plan and related trust documents, and amendments thereto, if any, (ii) the most recent Form 5500, (iii) the most recent Internal Revenue Service determination letter, if any, and (iv) summary plan descriptions and modifications thereto.
(b)    Each Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or if such Employee Benefit Plan uses a prototype plan document, an opinion letter issued to the sponsor thereof upon which the Company may rely, and, to the Knowledge of the Company, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect such qualification. Each Employee Benefit Plan has been established, operated and administered in all material respects in compliance with its terms and applicable Laws. There are no actions, suits, audits or investigations by any Governmental Authority, termination proceedings or other claims (other than routine claims for benefits payable under the Employee Benefit Plans) pending or, to the Knowledge of the Company, threatened, other than any such investigations, proceedings or claims that would not reasonably be expected to result in a material liability to the Company.
(c)    No Employee Benefit Plan is, and no employee benefit plan maintained by the Company or any of its ERISA Affiliates during the preceding six years has been, subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No event has occurred and, to the Knowledge of the Company, there currently exists no condition or circumstances that would subject the Company to any (i) material liability with respect to any Employee Benefit Plans, other than for the provision of benefits in accordance with the terms thereof, or (ii) material Controlled Group Liability with respect to any employee benefit plan that is not an Employee Benefit Plan.
(d)    Neither the Company nor any of its ERISA Affiliates has, at any time during the preceding six years, contributed to, been obligated to contribute to or had any Liability (including any contingent Liability) with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e)    No Employee Benefit Plan provides health insurance, life insurance or death benefits to current or former employees of the Company beyond their retirement or other termination of service, other than as required by Section 4980B of the Code.
(f)    The Company is not a party to, or otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of income or employment Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).
4.12    Brokers’ Fees and Commissions. Except for Robert W. Baird & Co., the fees of which will be paid by the Company in accordance with Section 2.2(c), the Company has not employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement.
4.13    Contracts. Schedule 4.13 hereto sets forth a list of all Contracts to which the Company is a party or by which it is bound, except (a) any written Contract that does not require payment by any party thereto of more than $100,000, (b) any Contract that is terminable by the Company upon ninety (90) days’ notice or less without the payment of any material penalty or material termination fee, (c) any Contract, entered into after the date hereof and prior to Closing, with Buyer in connection with any transactions contemplated by this Agreement, (d) any Contract entered into in the Ordinary Course of Business after the date hereof and prior to the Closing, (e) purchase orders for goods and services entered into in the Ordinary Course of Business and (f) any Contract specifically listed in any other Schedule to this Agreement. Schedule 4.13 also sets forth (i) any non-competition agreements or other Contracts that would limit the Company from or after the Closing, or would limit or purport to limit any Affiliate of the Company (including post-Closing Affiliates) from or after the Closing, from competing or engaging in any business or geographic area, (ii) any Contract that would contain, impose or purport to impose most favored nation pricing, grants or requirements of exclusivity or minimum purchase requirements on the Company or any Affiliate of the Company (including post-Closing Affiliates of the Company) from or after the Closing, (iii) any indenture, credit agreement or loan agreement pursuant to which the Company has any Indebtedness for borrowed money (or guarantees thereof) in excess of $100,000, (iv) any Contract of the Company that guarantees the obligations of service providers, vendors, officers, directors, employees, Affiliates or others, (v) all Contracts with distributors, buying agents or sales agents, (vi) all Real Property Leases and (vii) information technology and software Contracts, excluding commercially available, “off-the-shelf,” or “shrinkwrap” information technology and software Contracts. Each of the Contracts listed on Schedule 4.13 is in full force and effect and the Company has not committed any breach thereof that would have or reasonably be expected to have a Material Adverse Effect.
4.14    Insurance. Schedule 4.14 sets forth a list of all policies or binders of fire, liability, product liability, worker’s compensation, vehicular and other insurance held by the Company. Such policies and binders are valid and enforceable in accordance with their terms and are in full force and effect. All premiums on all such policies have been paid to date. The Company has not received notice of any failure to comply with the terms of such policies or any notice of non-renewal of any such policy.

4.15    Taxes.
(a)    Since the date of its formation, the Company (i) has been classified as and properly treated as a partnership for U.S. federal income tax purposes and applicable provisions of state and local Law, and (ii) has never made any election to be treated as a corporation for U.S. federal, state or local income tax purposes. Neither the Company nor Sellers have taken any position on any Tax Return or in any Tax Proceeding, which is inconsistent with such classification, for U.S. federal income tax purposes. No Governmental Authority has challenged or threatened to challenge such classification or the treatment of Sellers as partners in the Company, in each case for U.S., state or local tax purposes.
(b)    All income Tax Returns filed by the Company during the previous three (3) years are listed on Schedule 4.15(b). The Company has duly and timely filed with the appropriate Taxing Authority all of the income, sales, use, employment, excise and other Tax Returns required to be filed by or with respect to the Company. All such Tax Returns and reports are accurate, true, correct and complete in all material respects. All Taxes, whether or not shown on such Tax Returns and reports, have been paid or reserves have been created, on the Financial Statements in accordance with GAAP, for unpaid Taxes to be paid when the next Tax Return or report is due, or are being contested in good faith and reserves have been created with respect to such Taxes on the Financial Statements in accordance with GAAP. The Company (i) has properly withheld, deducted and collected all amounts required to be withheld, deducted and collected with respect to Taxes under all applicable Laws and, to the extent required by applicable Laws, has properly remitted such amounts to the appropriate Governmental Authorities or caused such amounts to be set aside in segregated accounts properly established for such purpose and (ii) has otherwise complied with all applicable Laws (including information reporting requirements) relating to the withholding, collection and remittance of Taxes with respect to any payments made to or received from any employee, independent contractor, customer, or other third party.
(c)    No waiver of any statute of limitations relating to Taxes has been executed or given by the Company. No federal Tax Return of the Company is currently under audit by the Internal Revenue Service, no other Tax Return of the Company is currently under audit by any other Taxing Authority, and no consents, waivers, extensions or agreements that are currently effective or will become effective have been filed or entered into in respect of any Tax with a Taxing Authority. No other consents or agreements have been filed or entered into in respect of any Tax with a Taxing Authority within the past five (5) years. Neither the Internal Revenue Service nor any other Taxing Authority is now asserting or, to the Company’s Knowledge, threatening to assert against the Company any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith. The Company has never been the subject of a claim, nor has any such claim been threatened, by a jurisdiction in which the Company does not file Tax Returns that the Company is required to file Tax Returns or may be subject to taxation in such jurisdiction. Schedule 4.15(c) contains a list of all jurisdictions (whether domestic or foreign) with respect to which any Tax Returns have been filed with respect to the Company, and Sellers have delivered or made available to Buyers copies of all Tax Returns filed by or with respect to the Company for any Tax period since January 1, 2011. There are no Liens for Taxes upon the assets of the Company except for Permitted Liens.

(d)    No ruling with respect to Taxes has been requested or received from any Governmental Authority by or with respect to the Company. There has not been any Tax election or change in method of tax accounting with respect to the Company.
(e)    Neither the Company nor Buyer (in its capacity as owner of the Company) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) adjustment required by reason of a change in method of accounting under Section 481(c) of the Code (or any similar provision of state, local or foreign Tax Law) prior to the Closing, (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law), (iii) installment sale, intercompany transaction or open transaction made or entered into prior to the Closing, (iv) prepaid amount received prior to the Closing or (v) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Tax Law).
(f)    The Company (i) is not a party to, bound by, or obligated under any Tax sharing, allocation, indemnity or similar agreement or arrangement, and (ii) does not have any Liability for Taxes of any other Person under applicable Law, as transferee or successor, by contract or otherwise. Section 4.5 is incorporated in this Section 4.15 by reference.
(g)    The Company has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or foreign Tax Law).
(h)    The Company does not own any equity interest in any Person for tax purposes. The Shares to be acquired hereunder constitute all the equity of the Company for U.S. federal income tax purposes.
(i)    Since the Balance Sheet Date, the Company has not taken any action that would constitute a breach of Section 5.3(o), determined as if Section 5.3(o) applied during such period.
(j)    The Company does not own any United States real property interests as such term is defined by Code Section 897(c).
4.16    Title to Assets.
(a)    Except as set forth in Schedule 4.16, the Company has good and marketable title to or, in the case of leased property, good and valid leasehold interests in, all of its assets currently used by the Company in the conduct of the Business or identified on the Financial Statements (collectively, the “Company Assets”), in each case free and clear of all mortgages, liens, security interests, pledges, charges or encumbrances of any nature whatsoever except for Permitted Liens.
(b)    As conducted at the Closing, the Business of the Company does not use or require the use of any material asset other than the assets owned or leased by the Company.

4.17    Real Property. Schedule 4.17 contains a complete and accurate list of all leases (the “Real Property Leases”) of real property and interests in real property and the buildings, structures and improvements thereon pursuant to which the Company is the lessee. All the Real Property Leases are in full force and effect and are enforceable in accordance with their terms subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally. The Company is not in material breach under any of the Real Property Leases and no event has occurred that with notice or lapse of time or both would constitute such a material breach of the Company. The Company has not received any written notice of a material breach of any of the Real Property Leases, and to the Company’s Knowledge, no other party to any of the Real Property Leases is in material breach thereof. The Company is not subleasing, sublicensing or giving any other Person the right to occupy any of the premises subject to the Real Property Leases.
4.18    Intellectual Property.
(a)    Schedule 4.18(a) is a complete and accurate list of (i) all Registered Intellectual Property included among the Company Intellectual Property (the “Company Registered Intellectual Property”) and (ii) all material unregistered trademarks included among the Company Intellectual Property. For each listed item, Schedule 4.18(a) indicates, as applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued, granted, registered or applied for.
(b)    The Company is in material compliance with patent and trademark marking requirements with respect to any Company Registered Intellectual Property that is issued, granted or registered by or with a Governmental Entity. To the Company’s Knowledge, none of the Company Intellectual Property infringes the intellectual property rights of any Person, and no Person is infringing or misappropriating any of the Company Intellectual Property. Except as set forth on Schedule 4.18(b)(i), (i) there are, and for the past three (3) years have been, no pending or threatened claims, suits or arbitrations, by any Person alleging or involving infringement or misappropriation or other material violations by the Company, or by any licensee of Company Intellectual Property, with respect to any of their use of the Company Intellectual Property or the conduct of the Business of the Company; and (ii) the conduct of the Business of the Company has not, and does not infringe or misappropriate or otherwise violate any Intellectual Property rights or right of publicity of any Person. Except as set forth on Schedule 4.18(b)(ii), none of the Company Intellectual Property or the Company’s interest therein is or has been the subject of any challenge by any Person and the Company has not received any written notice to such effect. The Company’s existing patents and patent applications and other applied for or registered Intellectual Property are each subsisting, valid and enforceable. The Company has not made any claim of a material misappropriation, infringement or other material violation by others of its rights to or in connection with the Company Intellectual Property.
4.19    Inventory; Accounts Receivable.
(a)    All inventory, whether finished goods, work in process or raw materials, reflected on the balance sheet of the Company as of the Balance Sheet Date or thereafter acquired, is in good condition, is not obsolete and is usable or saleable in the Ordinary Course of Business, except for inventory items that have been written down to an amount not in excess of net realizable value or for which adequate reserves or allowances have been provided on the balance sheet of the Company as of the Balance Sheet Date. The values at which inventories are carried reflect an inventory valuation policy consistent with the Company’s past practice and in accordance with GAAP. The Company has good and marketable title to all its inventories, free and clear of Encumbrances, except for Permitted Liens.
(b)    All of the accounts receivable owing to the Company and related reserves that are reflected in the accounting records of the Company as of the Closing Date have been recorded in accordance with GAAP and represent or will represent valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course of Business. All of the outstanding accounts receivable deemed uncollectible have been reserved against on the Financial Statements in accordance with GAAP, and the Company has not canceled, or agreed to cancel, in whole or in part, any accounts receivable except in the Ordinary Course of Business.
4.20    Litigation. There are no Proceedings pending or, to the Company’s Knowledge, threatened by or against the Company that would, or would reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated by this Agreement to be consummated by the Company or have a Material Adverse Effect. Schedule 4.20 sets forth all pending litigation to which the Company is a party as to which the Company has received service of process or other written notice.
4.21    Compliance with Laws; Permits.
(a)    The Company is and at all times since January 1, 2011 has been and has conducted the Business in compliance with all applicable Laws in all material respects. Neither the Company nor any Seller, has since January 1, 2011 received written notice from any Governmental Authority that such Person is not in material compliance with any applicable Laws.
(b)    The Company has all Permits required to conduct its businesses as now being conducted, except for such Permits the absence of which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Material Adverse Effect. No suspension or cancellation of any Permits of the Company is pending or, to the Company’s Knowledge, threatened in writing, except for any such suspension or cancellation that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is in compliance with the terms of all such Permits except for such failures to so comply which, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect. To the Company’s Knowledge, no such Permit will cease to be effective as a result of the consummation of any of the transactions contemplated by this Agreement.

4.22    Environmental Matters.
(a)    Except as set forth in Schedule 4.22 or which would not result in a Material Adverse Effect:
(i)    the Company is currently in compliance with all applicable Environmental Laws;
(ii)    there is no Release or threatened Release of any Hazardous Substances at the properties currently owned, leased or operated by the Company that is required to be remediated under applicable Environmental Laws;
(iii)    there was no Release or threatened Release of any Hazardous Substances by the Company at the properties formerly owned, leased or operated by the Company during the period of time such properties were owned, leased or operated by the Company that is required to be remediated or reported under applicable Environmental Laws;
(iv)    the Company has not received any written notice, demand, letter, claim or request for information, alleging that the Company is or may be liable for violations under any Environmental Law; and
(v)    the Company is not subject to any pending or threatened Orders issued by any Governmental Authority or any indemnity or other agreement entered with any other Person, including leases for real property, imposing liabilities or obligations on the Company under any Environmental Law (other than standard lease indemnities or obligations to adhere to Environmental Laws or Hazardous Substance control requirements).
(b)    All material environmental assessments, material audits and other material environmental documents that are in possession, custody or control of the Company have been provided or otherwise made available to Buyer.
(c)    Notwithstanding anything to the contrary, this Section 4.22 constitutes the sole representation and warranty of the Company with respect to the Company’s compliance with, and other matters related to, Environmental Laws.
4.23    Affiliate Transactions. None of Sellers or any of their Affiliates (other than the Company) or any executive officer or director, as applicable, of the Company or any member of his or her immediate family or any of his or her Affiliates (each, a “Related Person”) (a) owes any amount to the Company, nor does the Company owe any amount to, nor has the Company committed to make a loan or extend or guarantee credit to or for the benefit of, any Related Person, other than payments of salaries, benefits and expenses in the ordinary course or (b) is involved in any business arrangement (other than employment or acting as a director, independent contractor or shareholder) or other relationship with the Company in which any Related Person had, or will have, a direct or indirect material interest, or owns, or has any material rights to, any assets currently used in the Business.

4.24    Anti-Corruption Laws; Certain Regulatory Matters. In connection with the Business, to the Company’s Knowledge, in the past four (4) years, the Company (a) has complied with all Anti-Corruption Laws in all material respects, (b) has not made a voluntary, directed or involuntary disclosure to any Governmental Authority responsible for enforcing Anti-Corruption Laws that the Company has not complied with any of such Anti-Corruption Laws, and (c) (i) has not received any written notice, written request or written citation from any Person alleging noncompliance with any Anti-Corruption Law or (ii) to the actual knowledge of any member of the Management Group, has not received any oral notice, oral request or oral citation from any Person alleging noncompliance with any Anti-Corruption Law.
4.25    Backlog; Customer Communications.
(a)    Schedule 4.25(a) sets forth aggregate backlog by product category as of Balance Sheet Date, including sales price as of the Balance Sheet Date.
(b)    Schedule 4.25(b)(i) sets forth the top fifteen (15) customers of the Company’s products as set forth by the order backlog in Schedule 4.25(a) (the “Top Customers”) and the net change in the backlog for each such customer since the Balance Sheet Date. Except as set forth on Schedule 4.25(b)(ii), none of the Top Customers has terminated, or indicated an intent to terminate, any business, Contracts or purchase orders with the Company, or reduced, or indicated an intent to reduce, any business, Contracts or purchase orders with the Company in a net amount in excess of $250,000.
Section 5
PRE-CLOSING COVENANTS
The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:
5.1    General. Each of the Parties will use reasonable best efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7).
5.2    Notices and Consents. Each of the Parties will (and Sellers will cause the Company to) give any notices to, make any filings with, and use reasonable best efforts to obtain any consents required from Governmental Authorities and other Persons in connection with the matters referred to in Section 3.1(d), Section 3.2(d) and Section 4.4.
5.3    Operation of Business. The Company will operate in the Ordinary Course of Business and will not engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, but except as required by this Agreement or as set forth on Schedule 5.3, the Company will not, without the prior written consent of Buyer in each instance: (a) declare, set aside or pay any dividend or make any distribution with respect to its equity securities or redeem, purchase or otherwise acquire any of its securities, (b) transfer, encumber, or acquire assets outside the Ordinary Course of Business, (c)

except as required by applicable Law or any Employee Benefit Plan in existence as of the date of this Agreement, (i) increase the compensation or benefits payable or to become payable to any of its employees or directors, (ii) grant to any of its employees or directors any increase in severance or termination pay, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) enter into any employment, change of control, severance or retention agreement with any of its employees or directors, (v) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Employee Benefit Plan, except any amendments in the Ordinary Course of Business that do not contravene the other covenants set forth in this clause (c) or materially increase the cost to the Company, in the aggregate, of maintaining such Employee Benefit Plan, (vi) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its employees or directors, (vii) terminate the employment of any employee of the Company having total annual compensation in excess of $100,000 (exclusive of broad-based Company benefits), other than for cause, or (viii) hire any employee having total annual compensation in excess of $100,000 (exclusive of broad-based Company benefits), (d) make any change in the accounting methods or practices followed by the Company other than changes required by GAAP, (e) modify in any manner the Shares, (f) except as set forth in Schedule 4.9(f), amend the Certificate of Formation or the LLC Agreement, (g) incur or cancel any Indebtedness for borrowed money or guarantee any such Indebtedness, (h) make any capital expenditures in excess of the Company 2014 Capital Expenditures Budget, (i) enter into any new Contract or amend or terminate any existing Contract, in each case outside of the Ordinary Course of Business, (j) waive, release, assign, settle or compromise any Proceeding, or other claim, liability or obligation, whether asserted or unasserted, of the Company involving the payment of an amount in excess of $50,000 or that contemplates admission of wrongdoing or misconduct or provides for any relief or settlement other than the payment of money, (k) enter in any new line of business outside of the Business, (l) enter into, amend, waive or terminate any transaction with an Affiliate, (m) merge or consolidate with any Person, (n) adopt a plan or agreement of complete or partial liquidation or dissolution, (o) (i) make, change or revoke any Tax election or method of Tax accounting, (ii) amend any Tax Return or file a claim for refund of Taxes, (iii) file any Tax Return in a manner not consistent with past practice except as required by Law, (iv) settle or compromise any Tax Proceeding, or (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) or file any request for rulings with any Governmental Authority or (p) enter into any Contract to do any of the foregoing.
5.4    Preservation of Business. The Company will use commercially reasonable efforts to keep, maintain, preserve, renew and retain intact and in effect the Business, assets, and relationships with its licensors, licensees, suppliers, vendors, customers and employees and others doing business with the Company.
5.5    Access; Cooperation. Subject to applicable Laws relating to the exchange of information, and in accordance with the terms of the Confidentiality Agreement, the Company will permit representatives of Buyer (including legal counsel and accountants) to have reasonable access during normal Business hours, and in a manner so as not to unreasonably interfere with the normal business operations of the Company, to all premises, properties, books, records (including Tax records), Contracts and documents of the Company; provided, however, that the Company shall not be required to provide access to or to disclose information where such access or disclosure would violate the rights of the customers, employees or consultants of the Company, jeopardize any attorney-client privilege or contravene any Law, fiduciary duty or Contract entered into prior to the date of this Agreement.
5.6    Notice of Developments. The Company will give prompt notice to Buyer of any material breach of any of the representations and warranties in Sections 3.1 or 4 and covenants in this Section 5. No disclosure by any Party pursuant to this Section 5.6, however, shall be deemed to prevent or cure any material breach of any of such representations and warranties or covenants.
5.7    Confidentiality. The Parties shall adhere to the provisions regarding Confidential Information set forth in the Confidentiality Agreement.
5.8    HSR Act. Subject to the terms and conditions provided in this Agreement, each of the Company and Buyer shall use its commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the Parties hereto the benefits contemplated by this Agreement. As promptly as reasonably practicable, and in any event within ten (10) Business Days of this Agreement, each of the Company and Buyer shall file with the FTC and the DOJ a Notification and Report Form relating to the transactions contemplated herein as required by the HSR Act, as well as, if applicable, any comparable pre-merger notifications or applications required by the merger notification or merger control laws and regulations of other jurisdictions. The Company and Buyer each shall promptly (a) supply the other with any information which may be required in order to file such notifications or applications and (b) supply any additional information or documentary material which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction (“Antitrust Authorities”). Buyer and the Company shall promptly inform the other of any oral communication with, and provide copies of written communications from or to, any Governmental Authority regarding any such notifications, applications, investigations or other inquiries related to the transactions contemplated by this Agreement. No Party shall independently participate in any formal meeting with any Governmental Authority in respect of any such notifications, applications, investigations or other inquiries without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate. Subject to applicable Law, the Company and Buyer will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to Proceedings under the HSR Act or any other federal, state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). Buyer shall bear all filing fees related to the filing of any notification or application to the Antitrust Authorities pursuant to this Section 5.8.

5.9    Written Request. The Company shall, and the Sellers, in their capacity as Drag-Along Holders, hereby authorize and direct the Company to, provide the Written Request contemplated by Section 12.3 of the LLC Agreement to all Shareholders (as such term is defined in the LLC Agreement) who are not Drag Along Holders (who are deemed to have been provided Written Request by virtue of executing this Agreement), promptly, and in no event later than five (5) Business Days, from the date hereof.
Section 6
OTHER AGREEMENTS
6.1    General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8).
6.2    Litigation Support. During the period beginning on the Closing Date and ending on the second anniversary of the Closing Date and subject to Section 9.5, in the event and for so long as any Party actively is contesting or defending against any third-party Proceeding after the Closing in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with the contesting or defending Party in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as of the Closing Date as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (except to the extent (a) the contesting or defending Party is entitled to indemnification therefor under Section 8, (b) of any claims between the Parties, (c) such information is subject to attorney-client privilege or (d) the provision of such information would be a breach of any other agreement to which a Party is bound). After the date hereof, no Party will enter into a confidentiality agreement for the principal purpose of preventing it from complying with its obligations under this Section 6.2.
6.3    Non-Solicitation. For a period of eighteen (18) months from the Closing Date, each Party agrees that Sellers and their respective Affiliates shall not hire or make an offer to hire or solicit, entice, encourage or intentionally influence (or attempt to do any of the foregoing) for employment (whether as an employee, director, member, owner, agent, consultant or otherwise) any officer or other member of management who was an employee of the Company immediately prior to the Closing; provided, however, that Sellers and their respective Affiliates shall not be precluded from soliciting or hiring, or taking any other action with respect to, any such Person who (i) has been terminated by Buyer or any of its Affiliates prior to commencement of employment discussions between any of Sellers, or their respective Affiliates, and such Person, (ii) responds to a general or public solicitation not targeted at individual prospective employees, consultants or independent contractors of Buyer or any of its Affiliates (including by a bona fide search firm), or (iii) initiates discussions regarding such employment without any solicitation by any of Sellers or any of their respective Affiliates in violation of this Section 6.3.

6.4    Transition. For a period of two (2) years following the Closing, Sellers will not take any action that is designed or intended to have the effect of discouraging any licensor, licensee, supplier, vendor, customer or other business partner of the Company from maintaining the same business relationship with the Company after the Closing as it maintained with the Company prior to the Closing. Sellers will refer all customer inquiries relating to the Business to the Company from and after the Closing.
6.5    Confidentiality. Sellers and the Company shall, and shall cause their respective representatives to, immediately (a) cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to any acquisition of the Company or any Shares or to any assets of the Company outside the Ordinary Course of Business, and (b) terminate access (other than for Buyer) to any physical or electronic data rooms relating to a possible acquisition of the Company or any Shares or assets of the Company. Each Seller will treat and hold as confidential all of the Confidential Information relating to the Company or the Business (the “Post-Closing Confidential Information”); will not disclose or provide Post-Closing Confidential Information to any Person other than any Seller Agent who has a need to know such information and agrees to maintain the confidentiality of Post-Closing Confidential Information consistent with this Section 6.5; will refrain, and will cause each Seller Agent to refrain, from using any of such Post-Closing Confidential Information except in connection with this Agreement; and will deliver promptly to Buyer or destroy, or will cause to be destroyed, at the request and option of Buyer, all tangible embodiments (and all copies) of the Post-Closing Confidential Information that are in such Seller’s and Seller Agents’ possession. In the event that any Seller or any of such Seller’s Seller Agents is requested or required by Law to disclose any Post-Closing Confidential Information, such Seller shall notify Buyer as promptly as practicable of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.5. If, in the absence of such a protective order or the receipt of a waiver hereunder, such Seller or Seller Agent is, on the advice of counsel, required by Law to disclose any Post-Closing Confidential Information (including to any Governmental Authority), such Seller or Seller Agent may disclose such Post-Closing Confidential Information that, based on the opinion of such counsel, such Seller or Seller Agent is required by Law to disclose; provided, however, that such Seller or Seller Agent shall use commercially reasonable efforts to obtain, at the request and sole expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Post-Closing Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is (a) generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of Sellers, (b) received from a third party, with no restrictions on disclosure, (c) provided by the Company or Buyer after the Closing Date to an independent third party on a non-confidential basis, where the provision of such information was not in breach of any duty or obligation to keep confidential such Confidential Information or (d) independently developed by a Seller or any of their Affiliates without access to the Confidential Information.
6.6    Director and Officer Indemnification and Insurance.
(a)    Buyer and the Company agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer or director of the Company shall survive the Closing and shall continue in full force and effect in accordance with their respective terms.
(b)    After the Closing, the Company shall, and Buyer shall cause the Company to, (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided that, after the Closing Date, the Company may substitute therefor policies of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the date hereof) or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement); provided that in connection with this Section 6.6(b), neither the Company nor Buyer shall pay a one-time premium (in connection with a single premium tail policy described above) in excess of an amount equal to 200% of the current annual premium paid by the Company for its existing coverage or be obligated to pay annual premiums (in connection with any other directors and officers insurance policy described above) in excess of an amount equal to 200% of the current annual premium paid by the Company for its existing coverage.
(c)    The obligations of the Company and Buyer under this Section 6.6 shall survive the Closing and shall not be terminated or modified in such a manner as to adversely affect any Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer or director of the Company to whom this Section 6.6 applies without the consent of such affected Person (it being expressly agreed that such Persons to whom this Section 6.6 applies shall be third-party beneficiaries of this Section 6.6, each of whom may enforce the provisions of this Section 6.6).
(d)    In the event the Company, Buyer or any of their respective successors or permitted assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and permitted assigns of the Company or Buyer, as the case may be, shall assume all of the obligations set forth in this Section 6.6.
Section 7
CONDITIONS TO OBLIGATION TO CLOSE
7.1    Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
(a)    the representations and warranties (i) set forth in Section 4.3(a), Section 4.5 and Section 4.6(b) and Section 4.15(j) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on such date, (ii) set forth in Section 3.1(e) and Section 3.1(g) shall be true and correct in all respects, except for inaccuracies that are both de minimis and immaterial, as of the date hereof and as of the Closing Date as if made on such date and (iii) set forth in Section 3.1 and Section 4 (other than the representations and warranties set forth in Section 7.1(a)(i) and Section 7.1(a)(ii)) above shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on such date, except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on such date;
(b)    each Seller and the Company shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material” or contain terms such as “Material Adverse Effect,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
(c)    the Company shall have procured all of the third-party consents specified on Schedule 4.3, where the failure to so procure would reasonably be expected to result in a Material Adverse Effect;
(d)    no Proceeding shall be pending or threatened in writing before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, Order, decree, ruling or charge would reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) materially adversely affect the right of Buyer to own the Shares and to control, directly or indirectly, the Company or (iv) materially adversely affect the right of the Company to own its assets and to operate its Business (and no such injunction, judgment, Order, decree, ruling or charge shall be in effect);
(e)    Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7.1(a) - (d) is satisfied in all respects;
(f)    Sellers shall (i) have delivered to Buyer copies of certificates of good standing of the Company issued not more than ten (10) days prior to Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of incorporation and formation and each other jurisdiction in which the Company has qualified to do business;
(g)    Sellers shall have delivered to Buyer a certificate of the corporate secretary of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) the Certificate of Formation; (ii) the LLC Agreement; (iii) any resolutions of the Company’s Board of Directors (or a duly authorized committee thereof) of the Company authorizing the execution, delivery and performance of the Transaction Documents and the transactions contemplated hereby and (iv) a confirmation from a corporate agent confirming the good standing of the Company as of the Closing Date from the Secretary of State of the State of Delaware;

(h)    each Seller and the Company shall have satisfied their respective obligations under Section 2.5;
(i)    all actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be in form and substance reasonably satisfactory to Buyer;
(j)    all waiting periods applicable under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated;
(k)    the Escrow Agreement shall have been executed and delivered by the Shareholder Representative and the Escrow Agent;
(l)    the non-compete agreements described the recitals of this Agreement shall be in full force and effect; and
(m)    the Company shall have delivered to Buyer a statement, dated as of the Closing Date, as contemplated by Treasury Regulations Section 1.1445-11T(d)(2)(i), issued by the Company under penalties of perjury, certifying that fifty percent or more of the value of the Company’s gross assets does not consist of United States real property interests, as such term is defined by Code Section 897(c).
Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.
7.2    Conditions to Sellers’ Obligation. The obligation of Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
(a)    the representations and warranties set forth in Section 3.2 above shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on such date, except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on such date;
(b)    Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material” or contain terms such as “Material Adverse Effect,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
(c)    no Proceeding shall be pending or threatened in writing before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, Order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);
(d)    Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Sections 7.2(a) - (c) is satisfied in all respects;
(e)    all waiting periods applicable under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated; and
(f)    the Escrow Agreement shall have been executed and delivered by Buyer and the Escrow Agent.
Sellers may waive any condition specified in this Section 7.2 if they execute a writing so stating at or prior to the Closing.
Section 8
REMEDIES FOR BREACHES OF THIS AGREEMENT
8.1    Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of fifteen (15) months after the Closing Date, at which time the representations and warranties contained herein shall terminate; provided, however, that (a) the Fundamental Representations and Warranties shall survive the Closing until the date that is sixty (60) days following the expiration of the applicable statute of limitations, at which time such representations and warranties shall terminate. The covenants and other agreements of the Parties set forth herein shall survive the Closing Date until they are otherwise terminated, whether by their terms or as a matter of applicable law. Any action based on a breach of representations and warranties made herein must be brought on or before such representations and warranties terminate in accordance with the preceding sentences of this Section 8.1 or forever be barred, regardless of whether a longer statute of limitations may exist by law; provided, however, that if an action or claim is brought on or before such representation and warranties terminate, such action or claim shall survive until final settlement or judgment.
8.2    Indemnification Provisions for Buyer’s Benefit.
(a)    Sellers (jointly to the extent of the Indemnity Escrow Amount, and severally for any amounts in excess thereof) shall indemnify and hold harmless Buyer, the Company, their Affiliates and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Buyer Indemnitees”) from and against any and all Damages the Buyer Indemnitees may suffer, sustain or become subject to resulting from, arising out of, relating to, in the nature of, in connection with or caused by: (i) any actual or alleged inaccuracy or breach of any representation or warranty of the Company or of Sellers, including representations and warranties as to the Company contained in this Agreement, read (except the representation and warranty set forth in Section 4.9(c)) without regard to any qualifications as to “material,” “Material Adverse Effect” or other materiality qualifier in such representations and warranties; (ii) any breach of any covenant or agreement of Sellers contained in this Agreement; or (iii) any breach of any covenant or agreement of the Company contained in this Agreement to be performed prior to or at the Closing.
(b)    Sellers shall not be liable for any Damages under Section 8.2(a)(i) until the aggregate dollar amount of such Damages that would otherwise be indemnifiable thereunder exceeds an amount equal to $1,250,000 (the “Indemnification Basket”), after which the Buyer Indemnitees shall be entitled to recover Damages only in excess of the Indemnification Basket. With respect to any claim as to which Buyer may be entitled to indemnification under Section 8.2(a)(i), Sellers shall not be liable for any individual or series of related Damages which do not exceed $25,000 (which Damages shall not be counted toward the Indemnification Basket); provided, however, that neither the Indemnification Basket set forth in the immediately preceding sentence nor the $25,000 threshold set forth in this sentence shall apply to indemnification claims arising from breaches of any representations and warranties contained in Section 4.15. The indemnification obligations of Sellers under Section 8.2(a)(i) shall in no event exceed $15,000,000, in the aggregate (the “Indemnification Cap”); provided, however, that notwithstanding anything in this Agreement to the contrary, the Indemnification Cap shall not apply to indemnification claims arising from breaches of any of the Fundamental Representations and Warranties or any matter constituting fraud or intentional misrepresentation; provided, further, that notwithstanding the preceding proviso, the indemnification obligations of Sellers for breaches of any of the Fundamental Representations and Warranties shall in no event exceed the Purchase Price.
(c)    If Buyer makes any claim for indemnification under this Section 8 or Section 9 hereof, Buyer will permit, and will cause the Company to permit, the Shareholder Representative and the Shareholder Representative’s agents (including legal counsel and accountants) to have reasonable access during normal business hours, and in a manner so as not to unreasonably interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), work papers, Contracts and documents of the Company for the purpose of enabling the Shareholder Representative to investigate, evaluate, respond to and defend any such claim for indemnification and any matter or inquiry raised by such claim. The Shareholder Representative shall be obligated to Buyer and the Company to treat all information obtained pursuant to the foregoing as confidential and hereby agrees not to disclose any of such information to anyone except as necessary to investigate, evaluate, respond to and defend any such claim for indemnification and any matter or inquiry raised by such claim; provided, however, that the Shareholder Representative may disclose information as required by Law or to the Shareholder Representative’s agents (including legal counsel and accountants) and to Sellers, in each case to the extent such Persons have a need to know such information in the reasonable determination of the Shareholder Representative, provided that such Persons either (i) agree to observe the terms of this sentence or (ii) are bound by obligations of confidentiality to the Shareholder Representative of at least as high a standard as those imposed on the Shareholder Representative by this sentence and on the Company pursuant to Section 6.5.
8.3    Indemnification Provisions for Sellers’ Benefit.
(a)    Buyer shall indemnify and hold harmless Sellers, their Affiliates and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Seller

Indemnitees”) from and against any and all Damages the Seller Indemnitees may suffer, sustain or become subject to resulting from, arising out of, relating to, in the nature of, in connection with or caused by: (i) any breach of any representation or warranty of Buyer contained in this Agreement, read without regard to any qualifications as to “material” or “Material Adverse Effect” in such representations and warranties; (ii) any breach of any covenant or agreement of Buyer contained in this Agreement; or (iii) any breach of any covenant or agreement of the Company contained in this Agreement to be performed after the Closing.
(b)    Buyer shall not be liable for any Damages under Section 8.3(a)(i) until the aggregate dollar amount of such Damages that would otherwise be indemnifiable thereunder exceeds the Indemnification Basket, after which the Seller Indemnitees shall be entitled to recover Damages only in excess of the Indemnification Basket. With respect to any claim as to which Sellers may be entitled to indemnification under Section 8.3(a)(i), Buyer shall not be liable for any individual or series of related Damages which do not exceed $25,000 (which Damages shall not be counted toward the Indemnification Basket). The indemnification obligations of Buyer under Section 8.3(a)(i) shall in no event exceed the Indemnification Cap; provided, however, that notwithstanding anything in this Agreement to the contrary, the Indemnification Cap shall not apply to indemnification claims arising from breaches of any of the Fundamental Representations and Warranties or any matter constituting fraud or intentional misrepresentation; provided, further, that notwithstanding the preceding proviso, the indemnification obligations of Buyer for breaches of any of the Fundamental Representations and Warranties shall in no event exceed the Purchase Price.
(c)    If Sellers make any claim for indemnification under this Section 8 or Section 9 hereof, Sellers will permit Buyer and Buyer’s agents (including legal counsel and accountants) to have reasonable access during normal business hours, and in a manner so as not to unreasonably interfere with the normal business operations of Sellers, to all premises, properties, personnel, books, records (including Tax records), work papers, Contracts and documents of Sellers for the purpose of enabling Buyer to investigate, evaluate, respond to and defend any such claim for indemnification and any matter or inquiry raised by such claim. Buyer shall be obligated to Sellers to treat all information obtained pursuant to the foregoing that does not constitute Post-Closing Confidential Information (“Sellers’ Confidential Information”) as confidential and hereby agrees not to disclose any of such information to anyone except as necessary to investigate, evaluate, respond to and defend any such claim for indemnification and any matter or inquiry raised by such claim; provided, however, that Buyer may disclose Sellers’ Confidential Information as required by Law or to Buyer’s agents (including legal counsel and accountants) and to Sellers and the Shareholder Representative, in each case to the extent such Persons have a need to know such information in the reasonable determination of Buyer, provided that such Persons either (i) agree to observe the terms of this sentence or (ii) are bound by obligations of confidentiality to Buyer of at least as high a standard as those imposed on Buyer by this sentence and on the Company pursuant to Section 6.4.
8.4    Matters Involving Third Parties.
(e)    If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party or Parties (collectively, the “Indemnifying Party”) under this Section 8, then the

Indemnified Party shall promptly notify the Indemnifying Party thereof in writing, which writing shall set forth a particular description of the event or condition that is the basis for seeking indemnification hereunder and the amount of Damages sought by the third party; provided, however, that in the case of Buyer seeking indemnification from Sellers, all references in this Section 8 to “Indemnifying Party” shall mean the Shareholder Representative except with respect to an obligation to make any payment, which obligation shall remain the obligation of Sellers; provided, further, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.
(f)    The Indemnifying Party shall have the right to defend the Indemnified Party against the Third-Party Claim with counsel of the Indemnifying Party’s choice so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within twenty (20) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will defend the Indemnified Party, and (ii) the Indemnifying Party conducts the defense of the Third-Party Claim reasonably actively and diligently. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 8 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case, subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim. If notice is given to an Indemnifying Party of the assertion of any Third-Party Claim and the Indemnifying Party does not, within twenty (20) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Third-Party Claim, then the Indemnifying Party will be bound by any determination reasonably made in such Third-Party Claim or any reasonable compromise or reasonable settlement effected by the Indemnified Party.
(g)    So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8.4(b), the Indemnified Party may retain separate co-counsel at his, her or its sole cost and expense and participate in the defense of the Third-Party Claim; provided, however, that the Indemnified Party shall not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, delayed or conditioned) unless (i) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnified Party with no indemnification or other reimbursement sought from the Indemnifying Party; and (iii) the Indemnifying Party has no Liability with respect to such judgment or settlement or other payment of Damages.
(h)    In the event any of the conditions in Section 8.4(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he, she or it may deem appropriate, (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third-Party Claim (including attorneys’ fees and expenses) following receipt of an itemized invoice detailing such costs, and (iii)

the Indemnifying Party shall remain responsible for any Damages the Indemnified Party may suffer arising out of the Third-Party Claim to the fullest extent provided in this Section 8. The above provisions of this Section 8.4 shall not apply to any claim with respect to Taxes or any Tax Proceeding.
8.5    Appointment of Shareholder Representative. Each Seller hereby designates the Shareholder Representative as the representative of all Sellers and as the attorney-in-fact and agent for and on behalf of each such Seller with respect to claims for indemnification under this Section 8 and Section 9 hereof and the taking by the Shareholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Shareholder Representative under this Agreement, including, without limitation, the exercise of the power to: (a) control the defense of, agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, any claims for indemnification by Buyer under this Section 8 or Section 9 hereof; (b) arbitrate, resolve, settle or compromise any claims for indemnification by Buyer under this Section 8 or Section 9 hereof; and (c) take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. The Shareholder Representative will have authority and power to act on behalf of each Seller with respect to the disposition, settlement or other handling of all claims for indemnification by Buyer under this Section 8 or Section 9 hereof. Sellers will be bound by all actions taken and documents executed by the Shareholder Representative in connection with claims for indemnification by Buyer under this Section 8 or Section 9 hereof, and Buyer will be entitled to rely on any action or decision of the Shareholder Representative. Each Seller hereby agrees to receive correspondence from the Shareholder Representative, including in electronic form. In performing the functions specified in this Agreement, the Shareholder Representative will not be liable to any Seller in the absence of fraud, gross negligence or willful misconduct on the part of the Shareholder Representative. Sellers shall jointly and severally indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without fraud, gross negligence or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder. Any out-of-pocket costs and expenses reasonably incurred by the Shareholder Representative in connection with actions taken by the Shareholder Representative pursuant to the terms of this Section 8.5 (including the hiring of legal counsel and the incurring of reasonable legal fees and costs) (the “Shareholder Representative Expenses”) will be paid to the Shareholder Representative from the Shareholder Representative Expense Amount. For the avoidance of doubt, while this section allows the Shareholder Representative to be paid from the Shareholder Representative Expense Amount, this does not relieve Sellers to promptly pay all of the Shareholder Representative’s fees and expenses as they are suffered or incurred, nor does it prevent the Shareholder Representative from seeking any remedies available to it at law or otherwise. If the Shareholder Representative shall resign or be removed upon the vote of a Majority-in-Interest of Sellers, Sellers shall, upon the vote of a Majority-in-Interest of Sellers within ten (10) days after such resignation or removal, appoint a successor to the Shareholder Representative. Any such successor shall succeed the former Shareholder Representative as the Shareholder Representative hereunder.

8.6    Adjustment to Purchase Price. For the avoidance of doubt, any payments made pursuant to this Section 8 or Section 9.1 result in an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.
8.7    Exclusive Remedy. Each Party hereby acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims arising under this Agreement or relating to the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Section 8 and Section 9 hereof, and each Party hereby waives and releases any and all statutory, equitable, or common law remedy for monetary damages with respect thereto; provided, however, that the foregoing shall not preclude a Party from seeking specific performance or other equitable relief in a court of competent jurisdiction or arbitrator with respect to its rights under this Agreement or relating to the transactions contemplated hereby. Notwithstanding the foregoing, the Parties shall retain all rights, claims and causes of action arising from the other Party’s fraud, intentional misrepresentation of fact or intentional misconduct.
8.8    Indemnity Escrow. All Losses payable to the Buyer Indemnities pursuant to Section 8.2 (and, at Buyer’s option, any payments due to Buyer pursuant to Section 9.1(b)) shall, upon joint written instructions signed by Buyer and the Shareholder Representative provided to the Escrow Agent, be made from funds available in the Indemnity Escrow Account by release out of cash to Buyer. The Escrow Agreement shall, among other things, specify that the funds remaining in the Indemnity Escrow Account (if any) shall be, and shall only be, released by the Escrow Agent (i) as expressly authorized by joint written instructions to the Escrow Agent signed by Buyer and the Shareholder Representative or (ii) in accordance with a final, non-appealable order of a court of competent jurisdiction or arbitrator (delivered by either Buyer or the Shareholder Representative to the Escrow Agent and the other parties to the Escrow Agreement) determining that either Buyer or the Shareholder Representative is entitled to release of such funds under this Agreement and the Escrow Agreement. In the event that the Indemnity Escrow Amount payable in accordance with the foregoing sentence is not sufficient to cover indemnification payments made pursuant to this Section 8, such amounts shall be payable by Sellers, severally and not jointly, as promptly as practicable after (and in any event within fifteen (15) days of) each Seller’s receipt of written demand therefor.
Section 9
TAX MATTERS
The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters:
9.1    Liability for Taxes.
(d)    For purposes of this Agreement, Taxes attributable to any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that begins before the Closing Date and ends on and includes the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that begins the day after the Closing Date and ends at the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 9.1(a). The portion of Taxes attributable to a Pre-Closing

Straddle Period shall (i) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes and any other Tax based on or measured by income, business activity, receipts or profits earned during a Straddle Period, be deemed to equal the amount that would be payable if the Straddle Period ended on and included the Closing Date (provided, however, that any exemptions or allowances that are (a) calculated on an annual or other periodic basis; and (b) applicable to a Tax Return that is filed by the Company with a state or local Governmental Authority, shall be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period in proportion to the number of days in each such period); and (ii) in the case of personal property, real property, ad valorem and other Taxes of the Company imposed on a periodic basis during a Straddle Period, be deemed to be the amount of the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in such Straddle Period. The portion of Taxes attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner.
(e)    Sellers shall be responsible for and covenant to pay and, pursuant to this Section 9.1(b), Sellers (jointly to the extent of the Indemnity Escrow Amount, and severally for any amounts in excess thereof) shall indemnify Buyer from and against any Liability, obligation or commitment, whether or not accrued, assessed or currently due and payable for (i) any Taxes of any Seller whenever arising (and any Taxes of any direct or indirect owner, grantor or beneficiary of any Seller for any taxable period to the extent such Taxes are imposed as a result of being a direct or indirect owner, grantor or beneficiary of such Seller or in connection with such ownership, such grant or so being such beneficiary), (ii) any Taxes of or imposed on or with respect to the Company payable in respect of any taxable periods ending on or before the Closing Date (a “Pre-Closing Tax Period”); (iii) all Taxes of the Company that are attributable to a Pre-Closing Straddle Period pursuant to Section 9.1(a); (iv) any and all Taxes of any Person for which the Company is liable as transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring on or before the Closing Date; (v) any obligation or other Liability of the Company to indemnify any other Person in respect of or relating to Taxes or to pay an amount pursuant to any Tax sharing, allocation, indemnity or similar agreement or arrangement; (vi) any Transfer Taxes for which Sellers are responsible under Section 9.7; and (vii) all costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (i), (ii), (iv), (v), and (vi) (the Taxes, fees and expenses described in clauses (i) through (vii), “Excluded Taxes”); provided, however, that Sellers shall not be liable for or covenant to pay, and shall not indemnify Buyer from and against (A) Taxes that arise as a result of a voluntary transaction or action carried out or effected by the Company, Buyer, or any Affiliate of Buyer, at any time after the Closing but on the Closing Date, provided however, that Sellers shall remain liable and shall indemnify Buyer for Taxes attributable to transactions and actions that are carried out or effected on the Closing Date (y) under a legally binding commitment of the Company created before the Closing; or (z) pursuant to an obligation of this Agreement; and (B) Taxes, to that extent such Taxes fall under clauses (ii), (iii) or (iv) above and are taken into account as Liabilities in the calculation of the Post-Closing Adjustment.
(f)    Buyer shall be responsible for and covenants to pay and, pursuant to this Section 9.1(c), shall indemnify the Sellers from and against (i) Taxes of Buyer whenever arising; and (ii) all Taxes of the Company for the Post-Closing Tax Period, in each case, not indemnified by the Sellers pursuant to Section 8.2(a) or Section 9.1(b) hereof. For the avoidance of doubt, nothing in this Section 9.1(c) shall have any effect on the Sellers’ indemnification obligations pursuant to this Agreement, including, without limitation, the Sellers’ obligation to indemnify for Excluded Taxes pursuant to Section 9.1(b) and the Sellers’ obligation to indemnify for (x) inaccuracies or breaches of representations and warranties of the Company or of Sellers and (y) breaches of any covenants or agreements of the Company, in each case, pursuant to Section 8.2(a).
9.2    Tax Returns.
(d)    Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are required to be filed after the Closing Date but which relate to any Pre-Closing Tax Period (each, a “Seller Tax Return”). Any Seller Tax Return (other than a Seller Tax Return that (x) relates to the Company’s income or other Tax items of the Company that are, in each case, for purposes of such Seller Tax Return, allocated to Sellers under Code Section 702 or any conforming provision of state or local income Tax Law and (y) does not relate to Taxes required to be paid by the Company) (each, a “Seller Entity-Level Tax Return”) shall be prepared and filed in a manner that is consistent with the prior practice of the Company (including, without limitation, prior Tax elections and accounting methods or conventions made or utilized by the Company) except as required by Law. Sellers shall deliver all Seller Entity-Level Tax Returns to Buyer as soon as practical after the preparation of such Seller Entity-Level Tax Return for its review and comment. As soon as practical after the receipt of such Seller Entity-Level Tax Return, Buyer shall provide written comments to the Shareholder Representative. The Parties shall attempt to resolve any dispute through direct good-faith negotiation subject to the dispute resolution procedures of Section 9.9. In no event shall the provision of comments by Buyer prevent Sellers from timely filing any such Seller Entity-Level Tax Return; provided, however, that in the event that the Independent Accountant has not yet resolved any such Tax Dispute prior to the deadline for filing such Seller Entity-Level Tax Return (including any extensions), Sellers shall be entitled to file such Seller Entity-Level Tax Return (or amendment) as prepared by Sellers subject to amendment to reflect the resolution when rendered by the Independent Accountant. Sellers shall pay, jointly or severally, any Taxes shown as due and payable on any Seller Entity-Level Tax Return to the appropriate Governmental Authority except to the extent that such Taxes were reflected as Liabilities in the calculation of the Post-Closing Adjustment. Sellers shall make an election under Section 754 of the Code (and any similar provision of state, local or foreign Tax Law) on the U.S. federal income Tax Return of the Company (and any other Tax Returns of the Company, as relevant) for the taxable period ending on the Closing Date.
(e)    Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are not Seller Tax Returns, including the Straddle Period Returns (each, a “Buyer Tax Return”). Buyer shall prepare and file the Straddle Period Returns in a manner that is consistent with the prior practice of the Company (including, without limitation, prior Tax elections and accounting methods or conventions made or utilized by the Company), except as required by Law. Buyer shall deliver all Straddle Period Returns to the Shareholder Representative for review and comment at least thirty (30) days prior to the due date (including valid extensions) for filing such Straddle Period Returns (except in the case of a Straddle Period Return that is a non-income Tax Return (a “Straddle Period Non-Income Tax Return”) where such thirty (30)-day period is not practical, in which case as soon as practical after the preparation of such Straddle Period Non-Income Tax Return). Within fifteen (15) days of receiving a draft of such Straddle Period Return (except in the case of a Straddle Period Non-Income Tax Return where such fifteen (15)-day period is not practical, in which case as soon as practical after the receipt of such Straddle Period Non-Income Tax Return), the Shareholder Representative shall provide written comments to Buyer. The Parties shall attempt to resolve any dispute through direct good-faith negotiation subject to the dispute resolution procedures of Section 9.8. In no event shall the provision of comments by the Shareholder Representative prevent Buyer from timely filing any such Straddle Period Return; provided, however, that in the event that the Independent Accountant has not yet resolved any such Tax Dispute prior to the deadline for filing such Straddle Period Return (including any extensions), Buyer shall be entitled to file such Straddle Period Return (or amendment) as prepared by Buyer subject to amendment to reflect the resolution when rendered by the Independent Accountant.
9.3    Tax Sharing Agreements. Any Tax-sharing agreement between Sellers, on the one hand, and the Company, on the other hand, shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).
9.4    Tax Refunds. Any Tax refunds of the Company and/or Sellers or their Affiliates that are received after the Closing Date by Buyer or the Company, and any amounts applied in lieu of a refund against Taxes of the Company and/or Buyer or its Affiliates, in each case, that relate to a Pre-Closing Tax Period or a Pre-Closing Straddle Period of the Company, shall be for the account of Sellers to the extent such refund or application was not reflected in the calculation of the Post-Closing Adjustment and does not result from a carryback or utilization of any loss or other item arising in a Post-Closing Tax Period, and Buyer shall pay over to the Shareholder Representative the amount of any such refund or the amount of such application within fifteen (15) days after receipt of the refund or application against Tax.
9.5    Cooperation on Tax Matters. Each Party shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation and filing of any Tax Return (including, without limitation, signing any Tax Return), any audit or other examination by any Taxing Authority, or any judicial or administrative Proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. Each Party will retain for the full period of any statute of limitations, and upon reasonable request will provide the others with, any records or information which may be relevant to such preparation, audit, examination, Proceeding or determination.
9.6    Tax Audits.
(a)    If any Taxing Authority issues written notice of its intent to audit, examine or conduct a Proceeding, a written notice of its determination of an objection to an assessment with respect to Taxes or Tax Returns of the Company for a Pre-Closing Tax Period or a Straddle Period, or a written notice or inquiry with respect to any Taxes or the filing of a Tax Return (a “Tax Claim”), then the party hereto first receiving notice of such Tax Claim shall provide written notice thereof to the other party or parties hereto describing the claim, the amount thereof (if known or quantifiable) and the basis thereof within two (2) Business Days following receipt, provided however, that the failure to provide such notice shall not relieve the other party from any of its obligations under this Section 9 except to the extent that such other party is materially prejudiced as a consequence of such failure.
(b)    The Shareholder Representative shall have the right to control any Tax Proceeding of the Company relating to a Pre-Closing Tax Period (a “Sellers’ Tax Claim”) provided that, with respect to a Sellers’ Tax Claim (other than a Sellers’ Tax Claim that (x) relates to (1) the Company’s Internal Revenue Service Form 1065 or (2) the Company’s state or local income Tax Returns that allocated the Company’s income or other Tax items of the Company to Sellers under state or local income Tax Law that conforms to Code Section 702 and (y) does not relate to Taxes required to be paid by the Company) (a “Sellers’ Entity-Level Tax Claim”) (i) the Shareholder Representative shall provide Buyer with a timely and reasonably detailed account of each phase of such Sellers’ Entity-Level Tax Claim, (ii) the Shareholder Representative shall consult with Buyer before taking any significant action in connection with such Sellers’ Entity-Level Tax Claim, (iii) the Shareholder Representative shall consult with Buyer and offer Buyer an opportunity to comment before submitting any written materials prepared or furnished in connection with such Sellers’ Entity-Level Tax Claim, (iv) the Shareholder Representative shall defend such Sellers’ Entity-Level Tax Claim diligently and in good faith, (v) Buyer, at its sole cost and expense, shall have the right to participate in such Sellers’ Entity-Level Tax Claim and receive copies of any written materials relating to such Sellers’ Entity-Level Tax Claim received from the relevant Taxing Authority, and (vi) the Shareholder Representative shall not agree to settle such Sellers’ Entity-Level Tax Claim without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however that in determining whether such consent has been unreasonably withheld, conditioned or delayed, all relevant facts and circumstances shall be taken into account and Buyer shall be treated as if Buyer were solely liable for all costs and expenses incurred in connection with the Tax Proceeding; and further provided, however that with respect to a Sellers’ Entity-Level Tax Claim that is described in clause (x) above, clauses (i) through (vi) of this Section 9.6(b) shall only apply with respect to the portion of such Sellers’ Entity-Level Tax Claim that relates to Taxes required to be paid by the Company. The Shareholder Representative shall, within seven (7) days of receipt of notice of a Sellers’ Entity-Level Tax Claim (or such earlier date as is necessary or appropriate in light of any deadline imposed by the relevant Taxing Authority), provide written confirmation to Buyer (“Sellers’ Control Notice”) of its intent to exercise its right to control such Sellers’ Entity-Level Tax Claim pursuant to the above provisions of this Section 9.6(b). Notwithstanding anything to the contrary contained in this Agreement, if the Shareholder Representative does not timely provide such Sellers’ Control Notice, or if, at any time, the Shareholder Representative fails to (x) participate in any portion of, or attend any scheduled meetings in connection with, such Sellers’ Entity-Level Tax Claim, (y) timely submit any materials in connection with such Sellers’ Entity-Level Tax Claim, or (z) timely respond to any communication from or comply with any deadline imposed by the relevant Taxing Authority, in each case, taking into account any extensions validly obtained, Buyer shall have the right to assume control of such Sellers’ Entity-Level Tax Claim and shall be permitted to settle, compromise and/or concede such Sellers’ Entity-Level Tax Claim in its sole discretion.

(c)    Notwithstanding anything in this Agreement to the contrary, Buyer shall exclusively control any Tax Proceeding in respect of the Company other than a Sellers’ Tax Claim; provided, that to the extent that any such Tax Proceeding relates to a Straddle Period (a “Straddle Period Tax Claim”), (i) Buyer shall provide the Shareholder Representative with a timely and reasonably detailed account of each phase of such Straddle Period Tax Claim, (ii) Buyer shall consult with Sellers before taking any significant action in connection with such Straddle Period Tax Claim, (iii) Buyer shall consult with the Shareholder Representative and offer the Shareholder Representative an opportunity to comment before submitting any written materials prepared or furnished in connection with such Straddle Period Tax Claim, (iv) Buyer shall defend such Straddle Period Tax Claim diligently and in good faith, (v) Sellers, at their sole cost and expense, shall have the right to participate in such Straddle Period Tax Claim and receive copies of any written materials relating to such Straddle Period Tax Claim received from the relevant Taxing Authority, and (vi) Buyer shall not agree to settle such Straddle Period Tax Claim without the written consent of the Shareholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however that in determining whether such consent has been unreasonably withheld, conditioned or delayed, all relevant facts and circumstances shall be taken into account and Sellers shall be treated as if Sellers were solely liable for all costs and expenses incurred in connection with the Tax Proceeding.
9.7    Transfer Taxes. Buyer and Sellers shall cooperate in preparing, executing and filing Tax Returns relating to any sales, use, real estate, transfer, stamp duty, value-added, documentary, title, registration, recording, and other similar Taxes (“Transfer Taxes”) relating to the purchase and sale of the Shares, and also shall cooperate to minimize or avoid any Transfer Taxes that might be imposed, to the extent permitted by Law. Notwithstanding anything to the contrary in this Agreement, including Section 9.1, Sellers shall be responsible for the payment of any and all Transfer Taxes incurred in connection with the purchase and sale of the Shares.
9.8    Survival. Notwithstanding anything to the contrary in this Agreement, (a) the provisions of this Section 9 shall survive the Closing until the date that is sixty (60) days following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) (provided, however, that if an action or claim is brought on or before such expiration, such action or claim shall survive until final settlement or judgment), and (b) to the extent there any is any inconsistency between the terms of Section 8 and this Section 9, the provisions of this Section 9 shall govern.
9.9    Tax Disputes. Notwithstanding any other provision of this Agreement, any dispute, controversy or claim arising out of or relating to this Section 9 or Section 2.3(d)(iii), (a “Tax Dispute”) that the Parties through reasonable best efforts are not able to resolve through direct good-faith negotiation, shall be resolved in accordance with the procedures set forth in this Section 9.9. If there has been no resolution of the Tax Dispute after direct negotiation, then any Party may seek resolution of the Tax Dispute through binding arbitration administered by tax experts of the Independent Accountants. The place of the arbitration shall be San Diego, California and the arbitration shall be conducted in the English language. The Independent Accountant shall be instructed to resolve the Tax Dispute and such resolution shall be (A) set forth in writing and signed by the Independent Accountant, (B) delivered to each Party involved in the Tax Dispute as soon as practicable after the Tax Dispute is submitted to the Independent Accountant but no later than the fifteenth (15th) day after the Independent Accountant is instructed to resolve the Tax Dispute, (C) made in accordance with this Agreement, and (D) final, binding and conclusive on the Parties involved in the Tax Dispute on the date of delivery of such resolution. The Independent Accountant shall only be authorized on any one issue to decide in favor of and choose the position of either of the Parties involved in the Tax Dispute or to decide upon a compromise position between the ranges presented by the Parties to the Independent Accountant. The Independent Accountant shall base its decision solely upon the presentations of the Parties to the Independent Accountant at a hearing held before the Independent Accountant and upon any materials made available by either Party and not upon independent review. The fees and expenses of the Independent Accountant shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand. Buyer and Sellers shall keep the decision of the Independent Accountant confidential, except to the extent required by Law or pursuant to disclosure of Tax Returns.
Section 10
TERMINATION
10.1    Termination of Agreement. This Agreement may be terminated as follows:
(f)    Buyer and the Shareholder Representative may terminate this Agreement by mutual written consent at any time prior to the Closing;
(g)    either Buyer or the Shareholder Representative, by giving written notice to the other Parties, may terminate this Agreement at any time prior to the Closing if a court of competent jurisdiction or other Governmental Authority shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;
(h)    by Buyer if any of Seller’s representations and warranties contained in this Agreement shall fail to be true and correct or Sellers shall have breached or failed to perform in any material respect any of their covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.1 and has not been cured by the earlier of (i) the date that is sixty (60) days after the date that Sellers have notified Buyer in writing of such failure or breach and (ii) the Outside Date; provided, however, that Sellers are not then in breach of any of their representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.1 would fail to be satisfied;
(i)    by Sellers if any of Buyer’s representations and warranties contained in this Agreement shall fail to be true and correct or Buyer shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.2 and has not been cured by the earlier of (i) the date that is sixty (60) days after the date that Buyer has notified Sellers in writing of such failure or breach and (ii) the Outside Date; provided, however, Buyer is not then in breach of any of their representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.2 would fail to be satisfied; or

(j)    Either Buyer or the Shareholder Representative, by giving written notice to the other Parties, may terminate this Agreement at any time prior to the Closing if the Closing shall not have occurred by midnight Pacific Time on June 30, 2014 (the “Outside Date”); provided that if the condition set forth in Sections 7.1(j) and 7.2(e) has not been satisfied as of such date, then either Party may extend the Outside Date to July 31, 2014; provided further, however, the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to any Party whose failure to perform any of its obligations or covenants under this Agreement was a principal cause of or resulted in the failure of the Closing to occur on or before such date.
10.2    Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder (except for obligations under Sections 5.7 (Confidentiality), 11.1 (Press Releases and Public Announcements), 11.11 (Expenses) and 11.7 (Governing Law) shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).
Section 11
MISCELLANEOUS
11.1    Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Sellers, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Parties prior to making the disclosure).
11.2    No Third-Party Beneficiaries. Except as set forth in Section 6.5 and Section 8, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
11.3    Entire Agreement. This Agreement, together with the Exhibits and Schedules (including the Disclosure Schedules) attached hereto, constitutes the entire agreement among the Parties with respect to subject matter hereof and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to subject matter hereof.
11.4    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, designees and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Buyer and Sellers; provided, however, that Buyer may assign any or all of its rights and interests hereunder to one or more of its Affiliates, in which case Buyer nonetheless shall remain responsible for the full performance of all of its and its designees’ and assignees’ obligations hereunder.
11.5    Counterparts; Signature Pages. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any signature page hereto delivered by facsimile or by e-mail (including in portable document format (.pdf), as a joint photographic experts group (.jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any Party that delivers such a signature page agrees to later deliver an original counterpart to any Party that requests it.
11.6    Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by United States mail, by nationally recognized overnight private courier (for delivery on the next Business Day), or by fax. Except as provided otherwise herein, notices by hand shall be deemed given upon receipt; notices delivered by United States mail shall be deemed given three (3) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested; notices delivered by nationally recognized overnight private courier shall be deemed given on the first Business Day following deposit with the private courier for delivery on the next Business Day; and notices delivered by fax shall be deemed given upon the sender’s receipt of confirmation of successful fax transmission, provided that completion of transmission after 5:00 p.m. at the recipient’s location or on a day that is not a Business Day shall be deemed given the next Business Day. All notices shall be addressed as follows:
If to the Company or Sellers prior to the Closing:
prAna Living, LLC
3209 Lionshead Ave.
Carlsbad, CA 92010-4710
Attention: Scott Kerslake
Fax: (760) 566-1071
with a copy (which shall not constitute notice to the Company or Sellers) to:
Squire Sanders (US) LLP
1 East Washington Street, Suite 2700
Phoenix, AR 85004
Attention: Frank M. Placenti, Esq.
Fax: (602) 253-8129
and
Steelpoint Capital Advisors, LLC
437 S. Highway 101, Ste 212
Solana Beach CA 92075
Attention:  Jim Caccavo
Fax:  (858) 764-8701
If to a Seller after the Closing, at such Seller’s address set forth on the signature pages to this Agreement with a copy (which shall not constitute notice to Sellers) to:
Squire Sanders (US) LLP
1 East Washington Street, Suite 2700
Phoenix, AR 85004
Attention: Frank M. Placenti, Esq.
Fax: (602) 253-8129
and
Steelpoint Capital Advisors, LLC
437 S. Highway 101, Ste 212
Solana Beach CA 92075
Attention:  Jim Caccavo
Fax:  (858) 764-8701
If to the Shareholder Representative:
Steelpoint Capital Advisors, LLC
437 S. Highway 101, Ste 212
Solana Beach CA 92075
Attention:  Jim Caccavo
Fax:  (858) 764-8701
with a copy (which shall not constitute notice to the Shareholder Representative) to:
Squire Sanders (US) LLP
1 East Washington Street, Suite 2700
Phoenix, AR 85004
Attention: Frank M. Placenti, Esq.
Fax: (602) 253-8129
If to Buyer:
Columbia Sportswear Company
14375 Northwest Science Park Drive
Portland, OR 97229
Attention: Peter J. Bragdon, General Counsel
Fax: (503) 985-5858
with a copy (which shall not constitute notice to Buyer) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Mark Gordon
     Ronald Chen

Fax: (212) 403-2000
Any Party may change the addressee, address or fax number to which notices are to be delivered by giving the other Parties notice thereof in the manner set forth in this Section 11.6 no fewer than five (5) Business Days before such change is to become effective.
11.7    Governing Law. The formation, construction and performance of this Agreement shall be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regard to any provisions relating to conflicts of laws among different jurisdictions.
11.8    Arbitration.
(a)    All disputes, controversies or differences of any kind arising out of or in connection with or related in any way to this Agreement shall be finally settled by final and binding arbitration under the then-effective Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) by three arbitrators. Buyer shall nominate one arbitrator, the Shareholder Representative shall nominate one arbitrator, and the two arbitrators so selected shall jointly nominate the third arbitrator. If the first two arbitrators cannot agree on a third arbitrator within thirty (30) days, the third arbitrator shall be appointed by the American Arbitration Association in accordance with the Rules. The place of arbitration shall be San Diego, California unless the Parties agree otherwise. The laws of the State of Delaware, without giving effect to any choice or conflict of law principle, provision or rule, shall govern the arbitration and all disputes determined therein. Unless the Parties otherwise agree, the arbitrators shall not have the power to appoint experts. The arbitrators may order the pre-hearing production or exchange of documentary evidence and may require written submissions from the Parties. The arbitrators shall have the authority to award any remedy or relief that a court in the State of Delaware could order or grant, including specific performance or any obligation created under this Agreement, the issuance of injunctive or other provisions of relief, or the imposition of sanctions for abuse or frustration of the arbitration process. In addition, the arbitrators shall not issue any award, grant any relief or take any action that is prohibited by or inconsistent with the provisions of this Agreement. The award rendered by the arbitrators shall be final and binding on the Parties, and judgment on the award may be entered in any court having jurisdiction thereof.
(b)    Notwithstanding Section 11.8(a), any Party may at any time seek injunctive or other provisional relief from a court with appropriate jurisdiction to enjoin any prospective ongoing breach of this Agreement or provide such other equitable relief pending the final resolution of any such dispute pursuant to Section 11.8(a) above.
(c)    No arbitrator may award any Party hereto Damages or other relief in excess of the Damages or other relief requested by such Party in a claim (or in any amendment to such claim) that is the subject of any Proceeding hereunder. The arbitrators may instruct the non-prevailing Party to pay all costs of the Proceedings, including the fees and expenses of the arbitrators and the reasonable fees and expenses of legal counsel of the prevailing Party. If the arbitrators determine that there is not a prevailing Party, each Party shall be instructed to bear such Party’s own costs and to pay one-half of the fees and expenses of the arbitrators.
(d)    The Parties hereby agree that any legal Proceeding instituted to enforce the provisions of this Section 11.8, including an arbitration award hereunder, may be brought in the U.S. federal or state courts situated in San Diego, California, hereby submits to personal jurisdiction therein and irrevocably waives any objection as to venue therein, and further agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum.
11.9    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation or breach of warranty or covenant.
11.10    Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. Further, the Parties agree to replace any such illegal, void or unenforceable provision of this Agreement with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.
11.11    Expenses. Except as otherwise provided herein, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
11.12    Incorporation of Exhibits, Annexes and Schedules. The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.
11.13    Interpretation. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the term “including” or any derivation thereof is used in this Agreement, it shall not be deemed to place any limit on the range of possibilities to which such term refers. The terms, “Section,” “Schedule” and “Exhibit” refer to sections, schedules and exhibits of this Agreement, respectively. The terms “hereby,” “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all sections, schedules and exhibits hereto. Whenever the context of this Agreement permits, references to the masculine gender, feminine gender or neuter gender shall be deemed to include references to the other genders, and references to singular or plural shall be interchangeable with the other. References in this Agreement to any statutes, rules or regulations or other Laws, or to any particular sections or provisions thereof, shall be deemed to refer to such statutes, rules, regulations, Laws, sections or provisions as they may be amended after the date of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, and each Party and its counsel has had an opportunity to review and suggest revisions to the language of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
11.14    Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.
11.15    Sellers Control Privilege. The attorney-client privilege, attorney work-product protection, and expectation of client confidence arising from legal counsel’s representation of the Company prior to the Closing in connection with this Agreement and the transactions contemplated hereby, and all information and documents covered by such privilege or protection, shall belong to and be controlled by Sellers and may be waived only by the Majority-in-Interest of Sellers, and not the Company, and shall not pass to or be claimed or used by Buyer or the Company. Notwithstanding the foregoing, in the event that a dispute arises among Buyer, the Company and a third party other than Sellers after the Closing, the Company may assert (but may not waive) the attorney-client privilege to prevent disclosure of confidential communications by any legal counsel that represented the Company prior to Closing.
11.16    Consent to Representation by Squire Sanders (US) LLP. In the event of any dispute following the Closing between a Buyer, Buyer Indemnitee and/or the Company after the Closing, on the one hand, and any Seller and/or Seller Indemnitee and/or the Shareholder Representative, on the other hand, Buyer, on behalf of itself and all Buyer Indemnitees, hereby consents to the representation (at the election of a Seller and/or Seller Indemnitee and/or the Shareholder Representative) by Squire Sanders (US) LLP of such Seller and/or such Seller Indemnitee and/or the Shareholder Representative, notwithstanding the prior representation of the Company by Squire Sanders (US) LLP.
[signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the date first above written.
BUYER:
COLUMBIA SPORTSWEAR COMPANY
By:
Name:

Title:
COMPANY:
PRANA LIVING, LLC

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE:
STEELPOINT CAPITAL ADVISORS, LLC

By:
Name:
Title:

WC-1

SELLERS:

Rick Bolton
Address:

Jeff Brown
Address:

Lawrence Collette
Address:

Michael Crooke
Address:

Nancy Dynan
Address:

2

Rich Hill
Address:

David Kennedy
Address:

Scott Kerslake
Address:

Ellen Kimmel
Address:

Demian Kloer
Address:

3

Michael Pogue
Address:

Steelpoint Capital Fund, L.P.

By:
Name:
Title:
Address:

Steelpoint Co-Investment Fund, LLC

By:
Name:
Title:
Address:

Shiva Rae
Address:

4

Jeffrey J. Theodosakis
Address:

Pamela A. Theodosakis
Address:

Arnould t’Kint
Address:

Karen t’Kint
Address:

Chris Shama
Address:

5

Matt Weaber
Address:

6